Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

NETWORK INTERNATIONAL, INC.,

LEON KENNEDY ACQUISITION CORP.,

LIQUIDITY SERVICES, INC., and

ETON VENTURE SERVICES, LTD. CO.,

as Shareholder Representative for

the Shareholders of Network International, Inc.

Dated as of June 8, 2010

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EXHIBITS:

EXHIBIT A — Merger Sub Certificate of Incorporation

EXHIBIT B — The Payment Account

EXHIBIT C — Form of Letter of Transmittal

EXHIBIT D — Form of Escrow Agreement

EXHIBIT E — Form of Escrow Agreement for the Earn-Out Escrow Account

EXHIBIT F — Form of Network Counsel Legal Opinion

EXHIBIT G — Method of Calculating Working Capital

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), made this 8th day of June, 2010, by and among LIQUIDITY SERVICES, INC., a Delaware corporation (“Parent”); LEON KENNEDY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); NETWORK INTERNATIONAL, INC., a Delaware corporation (“Network”); and ETON VENTURE SERVICES, LTD. CO., as duly designated shareholder representative (the “Shareholder Representative”) of the shareholders of Network (each such shareholder, a “Shareholder” and collectively, the “Shareholders”, as further defined below).  Certain capitalized terms used but not otherwise defined herein are defined in Section 11.02 hereof.

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent, Merger Sub and Network have determined that the proposed merger (the “Merger”) of Network with and into Merger Sub upon the terms and subject to the conditions hereinafter set forth is advisable and in the best interests of the Shareholders of such corporations, and the boards of directors of Parent, Merger Sub and Network have adopted and approved this Agreement and the Merger.

WHEREAS, the board of directors of Network, in accordance with the relevant provisions of the DGCL, has resolved to approve this Agreement and has also declared that it is advisable to enter into this Agreement and the Merger and has recommended approval of this Agreement and the Merger to the Shareholders.

WHEREAS, Parent, as the sole Shareholder of Merger Sub, and Merger Sub have adopted and approved this Agreement and the Merger in accordance with the relevant provisions of the DGCL and their respective governing documents.

WHEREAS, Parent, Merger Sub and Network, as appropriate, intend to take all such action as may be necessary or appropriate as and when required by the provisions of this Agreement in order to consummate the Merger.

NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.01                                The Merger.  At the Effective Time (as defined below) and on the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Network, the separate corporate existence of Merger Sub shall cease and Network shall continue as the surviving corporation.  Network, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02                                Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof, or at such other time (no later than the Outside Date unless the parties hereto otherwise agree) as the parties hereto agree (the date on which the Closing occurs being hereinafter referred to as the “Closing Date”).  The Closing shall take place at the offices of Babst, Calland, Clements and Zomnir, P.C., Two Gateway Center, Sixth Floor, Pittsburgh, PA 15222, or at such other location as the parties hereto agree.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (the time of such filing being the “Effective Time”) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

Section 1.03                                Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Network and Merger Sub immediately prior to the Effective Time shall vest in the Surviving Corporation, and all debts, liabilities and duties of Network and Merger Sub immediately prior to the Effective Time shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.04                                Certificate of Incorporation; Bylaws.

(a)                                  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be identical to the certificate of incorporation attached hereto as Exhibit A, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

(b)                                 At the Effective Time, the by-laws of the Surviving Corporation shall be identical to the by-laws of the Merger Sub immediately prior to the consummation of the Merger, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 1.05                                Directors and Officers.

(a)                                  The directors of the Surviving Corporation immediately after the Effective Time shall be William P. Angrick, III, Cayce Roy and James Williams, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL, the certificate of incorporation and by-laws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.  The directors of Network immediately prior to the Effective Time shall cease to serve as directors immediately after the Effective Time.

(b)                                 The officers of the Surviving Corporation immediately after the Effective Time shall be Cayce Roy (CEO), J. Boyd Heath, III (President) and James Williams (Secretary), each to hold office in accordance with the provisions of the by-laws of the Surviving Corporation and at the pleasure of the board of directors of the Surviving Corporation, subject to any agreement between such officer and the Surviving Corporation.  The officers of Network immediately prior to the Effective Time shall cease to serve as officers immediately after the Effective Time.

Section 1.06                                Further Assurances.  Each of Network, Merger Sub and Parent hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof.

Section 1.07                                Status of Network as of Closing.  Network shall be free of indebtedness and cash-free (except to the extent indebtedness and cash are included in Working Capital) at the Effective Time.

Section 1.08                                Consent of Holders of Network Capital Stock.  Prior to the Effective Time, Network shall use its reasonable best efforts to obtain written consents approving the Merger, this Agreement and all transactions contemplated hereby from all Shareholders of Network entitled to vote on the Merger pursuant to the relevant provisions of the DGCL. Network shall deliver copies of such obtained written consents to Parent on the Closing Date.

ARTICLE II
EFFECT OF THE MERGER ON THE
CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.01                                Conversion and Cancellation of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Network, the Shareholder Representative or the Shareholders, on the terms and subject to the conditions of this Agreement, the following shall occur:

(a)                                  Conversion and Cancellation of Network Common Stock.  Each share of Common Stock of Network, par value $0.01 per share (the “Network Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding those shares of Network Capital Stock referred to in Section 2.01(c) below) (each, an “Outstanding Share” and collectively, the “Outstanding Shares”) (i) will be converted into the right to receive (A) the Effective Time Per Share Merger Consideration, payable (in accordance with Section 2.03) in cash to the holder thereof, (B) the Per Share Escrow Distribution Amount, if applicable, payable (in accordance with Section 2.05) in cash to the holder thereof, (C) the Per Share Working Capital Adjustment Amount, if applicable, payable, (in accordance with Section 2.06) in cash to the holder thereof, (D) the Per Share Earn-Out Amounts, if applicable, payable (in accordance with Section 2.07) in cash to the holder thereof (with the amounts described in subsections (A), (B), (C) and (D) above being collectively referred to herein as the “Per Share Merger Consideration”), and (ii) will otherwise cease to be outstanding, will be cancelled and retired and cease to exist; provided, however, that Dissenting Shares shall be entitled only to such rights as are set forth in Section 2.08.

(b)                                 Stock Options and Warrants.  Neither Merger Sub nor Parent shall assume any outstanding stock option or warrant to purchase shares of Network Capital Stock (“Network Options and Warrants”), nor shall the Surviving Corporation or Parent replace any Network Options and Warrants with a comparable option or right to purchase shares of Network Capital Stock, or equity equivalent, of the Surviving Corporation or Parent, or other comparable rights.

(c)                                  Network Capital Stock in Treasury.  Each share of Network Capital Stock held in the treasury of Network immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d)                                 Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall continue to be issued and outstanding and, by virtue of the Merger, and without any action on the part of the holder thereof, shall be automatically converted into one validly issued, fully paid and non-assessable share of the capital stock of the Surviving Corporation.  Each stock certificate evidencing ownership of any such share of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.02                                Exchange of Stock Certificates; Closing of Stock Records.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Network, the Shareholder Representative or the Shareholders, each Outstanding Share shall be extinguished and canceled in exchange for the right to receive in cash the Effective Time Per Share Merger Consideration, as contemplated pursuant to Section 2.01 above and in accordance with the payment procedures in Section 2.03, as well as the right to receive the other Per Share Merger Consideration pursuant to this Article II.

(b)                                 At the Effective Time, the stock transfer books of Network shall be closed and thereafter there shall be no further registration of transfers of shares of Network Capital Stock on the records of Network.  From and after the Effective Time, the holders of shares of Network Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law.

Section 2.03                                Payment Procedures.

(a)                                  Payments at Closing.  At the Effective Time, Parent shall pay to the Payment Agent, for the benefit of the Shareholders, the full amount of the Effective Time Merger Consideration, by wire transfer in immediately available funds, United States currency, to the account(s) (the “Payment Account”) specified in Exhibit B.  Additionally, at the Effective Time, Parent shall transfer to (i) the Escrow Account the full amount of the Escrow Amount (as defined in Section 2.05) and (ii) the Representative Expense Account the full amount of the Representative Expense Amount (as defined in Section 2.04(i)).  Such payment shall be made by wire transfer in immediately available funds, United States currency, to the Escrow Account and the Representative Expense Account, as applicable.

(b)                                 The Payment Agent shall pay, out of the Payment Account, to each Shareholder holding a Certificate that immediately prior to the Effective Time represented Outstanding Shares, (i) promptly upon receipt by the Payment Agent of notice from Parent’s Counsel that Parent’s Counsel has received a completed and duly executed Letter of Transmittal and the Certificate (or an affidavit and indemnity relating to a lost, stolen or destroyed Certificate, in a form acceptable to Parent), an amount equal to the product of (A) the number of Outstanding Shares previously represented by such Certificate, multiplied by (B) the Effective Time Per Share Merger Consideration and (ii) in accordance with the terms of this Agreement and at the times provided for in this Agreement, the other Per Share Merger Consideration pursuant to this Article II.  Parent shall cause Parent’s Counsel to provide (y) prompt notice to the Payment Agent of the receipt by Parent’s Counsel of completed and duly executed Letters of Transmittal, or (z) prompt notice to any Shareholder who has submitted a Letter of Transmittal that is incomplete, not duly executed or otherwise does not comply with the instructions contained in such Letter of Transmittal.

(c)                                  Each Shareholder who delivers a completed and duly executed Letter of Transmittal and a Certificate or Certificates for cancellation (or an affidavit and indemnity relating to a lost, stolen or destroyed Certificate, in a form acceptable to Parent) to Parent shall be entitled to receive in exchange therefor (i) the Effective Time Per Share Merger Consideration such Shareholder has the right to receive pursuant to Section 2.02, and (ii) the other Per Share Merger Consideration pursuant to this Article II.

(d)                                 Promptly after the Effective Time, Parent shall deliver to each record holder of Outstanding Shares (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or an affidavit and indemnity relating to a lost, stolen or destroyed Certificate, in a form acceptable to Parent) to the Payment Agent, and which letter shall be in the form attached as Exhibit C hereto (the “Letter of Transmittal”), and (iii) instructions for effecting the surrender of such Certificates (or an affidavit and indemnity relating to a lost, stolen or destroyed Certificate, in a form acceptable to Parent) in exchange for the consideration such Shareholder has the right to receive pursuant to this Article II.  So long as the Shareholder complies with the instructions set forth in, and delivers the instruments required to be delivered pursuant to, the Letter of Transmittal, the Payment Agent shall promptly pay the cash portion of the Effective Time Per Share Merger Consideration by check or wire transfer in accordance with the payment instructions provided by the Shareholder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate.

(e)                                  Parent, Merger Sub, and the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Shareholders such amounts that Parent, Merger Sub or the

Surviving Corporation are required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent, Merger Sub or the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made by Parent, Merger Sub or the Surviving Corporation.

(f)                                    The Payment Agent will, within five (5) Business Days after the third (3rd) annual anniversary of the Closing Date, deliver to the Parent any portion of the Effective Time Merger Consideration and the other Per Share Merger Consideration pursuant to this Article II remaining to be paid to Shareholders pursuant to this Article II who have not yet surrendered their Certificates.  Any such Shareholders shall thereafter be entitled to look only to Parent for payment of their claims for the Effective Time Merger Consideration the other Per Share Merger Consideration pursuant to this Article II, without interest thereon.

(g)                                 None of Parent, Merger Sub, the Company, the Surviving Corporation, the Shareholder Representative or the Payment Agent shall be liable to any Person in respect of any cash, dividends or distributions from the Payment Account properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)                                 If any portion of the consideration pursuant to this Article II is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent and the Payment Agent that such Tax has been paid or is not payable.

(i)                                     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this Article II.

(j)                                     Any amounts paid to the Payment Agent for the benefit of a Shareholder that are attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL.  With respect to any amounts received by the Payment Agent for the benefit of a Shareholder pursuant to this Agreement that are attributable to a Dissenting Share, such amounts shall be paid by the Payment Agent (or, after the one year anniversary of the Closing Date, to the Surviving Corporation) for distribution to the holder thereof in accordance with this Section 2.03 following the first to occur, with respect to such Dissenting Share, of either (i) the withdrawal or loss of the right to appraisal pursuant to Section 262 of the DGCL, or (ii) the perfection of appraisal rights pursuant to Section 262 of the DGCL.

Section 2.04           Shareholder Representative.

(a)           Appointment; Authority.   Effective as of the Effective Time, Parent, Merger Sub and Network agree that Eton Venture Services, Ltd. Co. shall serve as the Shareholder Representative of the Shareholders for all purposes under this Agreement, the Escrow Agreement and the Ancillary Agreements.  By virtue of their approval of the Merger and this Agreement and the consideration to be received in the Merger, each of the Shareholders shall be deemed to have agreed to appoint Eton Venture Services, Ltd. Co. as the Shareholder Representative.  Parent, Merger Sub and Network agree that the Letter of Transmittal and the resolutions regarding the Merger and this Agreement to be approved by the Shareholders (either at a meeting or by written consent) shall contain language reasonably acceptable to the Shareholder Representative regarding the Shareholders’ appointment of the Shareholder Representative.  Shareholder Representative shall act as the agent of, and attorney-in-fact for, the Shareholders with full power of substitution and authority, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, the Escrow Agreement and the Ancillary Agreements, and in connection with the activities to be performed on behalf of the Shareholders under this Agreement, the Escrow Agreement and the Ancillary Agreements, for the purposes and with the powers and authority hereinafter set forth in this Agreement, the Escrow Agreement and the Ancillary Agreements, which shall include the full power and authority:

(i)            to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Shareholder Representative, Parent, Merger Sub and Network shall have consented to) and to agree to such amendments or modifications thereto as Parent, Merger Sub, Network and the Shareholder Representative may deem necessary or desirable to give effect to the matters set forth in this Agreement, including, but not limited to, Article II and Article IX hereof;

(ii)           to take such actions and to execute and deliver such amendments, modifications, waivers and consents and to give and receive notices, in each case for and on behalf of the Shareholders, in connection with this Agreement, the Escrow Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as the Shareholder Representative, Parent, Merger Sub and Network may deem necessary or desirable to give effect to the intentions of this Agreement, the Escrow Agreement and the Ancillary Agreements;

(iii)          as the Shareholder Representative, to enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of the Shareholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each Ancillary Agreement and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (1) the determination of any amounts pursuant to Article II and (2) claims by indemnified parties pursuant to Article IX; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Shareholders in connection with this Agreement, including, but not limited to, Article II and Article IX hereof, the Escrow Agreement and the Ancillary Agreements as the Shareholder Representative deems to be in the best interest of the Shareholders;  (C) assert or institute any claim, action, proceeding or investigation;  (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, Merger Sub or Network, or any other Person, against the Shareholder Representative, the Shareholders and/or the Escrow Account, receive process on behalf of any or all Shareholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholder Representative shall determine to be appropriate, and give receipts, releases and discharges on behalf of any or all Shareholders with respect to any such claim, action, proceeding or investigation;  (E) file any proofs, debts, claims and petitions as the Shareholder Representative may deem advisable or necessary; (F) settle or compromise any claims asserted under this Agreement, including, but not limited to, Article II and Article IX hereof, or under the Escrow Agreement; (G) assume, on behalf of any or all Shareholders the defense of any claim that is the basis of any claim asserted under this Agreement, including, but not limited to, Article II and Article IX hereof, or under the Escrow Agreement; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Shareholder Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(iv)          to enforce payment from the Escrow Account and the Earn-Out Escrow Account, if applicable, and of any other amounts payable to the Shareholders, including, without limitation, Earn-Out Payments and/or any working capital adjustment payment pursuant to Section 2.06, in each case on behalf of Shareholders, in the name of the Shareholder Representative;

(v)           to authorize and cause to be paid out of the Escrow Account and the Earn-Out Escrow Account, if applicable, the full amount of any claims by indemnified parties and also any other amounts to be paid out of the Escrow Account and the Earn-Out Escrow Account, if applicable, pursuant to this Agreement, the Escrow Agreement and any Ancillary Agreement;

(vi)          to receive and cause to be paid to the Shareholders in accordance with Article II hereof any working capital adjustment amounts, distributions from the Escrow Account or Earn-Out Payments received by the Payment Agent for the benefit of the Shareholders;

(vii)         to waive or refrain from enforcing any right of any Shareholder and/or of the Shareholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any Ancillary Agreement; and

(viii)        to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers,  letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholder Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (vii) above and the transactions contemplated by this Agreement, the Escrow Agreement and Ancillary Agreements.

Shareholder Representative has only the duties expressly stated in this Agreement, the Escrow Agreement and the Ancillary Agreements, and shall have no other duty, express or implied.  Shareholder Representative is not, nor shall Shareholder Representative be deemed, a fiduciary of the Shareholders in any capacity or for any purpose.

(b)           Binding Effect; Reliance.   A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder.  The Escrow Agent, Parent, Merger Sub and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder.  The Escrow Agent, Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in reliance on such decision, act, consent or instruction of the Shareholder Representative.  Escrow Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon the communications of the Shareholder Representative relating to the foregoing as the communications of the Shareholders.  No bond shall be required of the Shareholder Representative.  Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders under this Agreement, the Escrow Agreement and any Ancillary Agreement.

(c)           Limitations on Shareholder Representative Authority.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Shareholder Representative may not enter into or grant any amendments or modifications described in Section 2.04(a)(i) or waivers or consents described in Section 2.04(a)(ii) unless such amendments, modifications, waivers or consents shall affect each Shareholder similarly and to the same relative extent as the other Shareholders; and (ii) any such amendment, modification, waiver or consent that does not affect any Shareholder similarly and to the same relative extent as it affects other Shareholders must be executed by such Shareholder to be binding on such Shareholder.

(d)           Irrevocable Authority.  The grant of authority provided for in this Section 2.04 is coupled with an interest and is being granted, in part, as an inducement to Parent, Merger Sub and Network to enter into this Agreement and (i) shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Account and, if applicable, the Earn-Out Escrow Account.

(e)           Resignation; Removal.  The Shareholder Representative may resign or such agency may be changed by the Shareholders from time to time upon not less than ten (10) days prior written notice to Parent and the Surviving Corporation; provided, however, that the Shareholder Representative may not be removed unless holders of at least a majority of the Common Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, a vacancy in the position of the Shareholder Representative may be filled by the holders of a majority of the Common Stock immediately prior to the Effective Time.

(f)            Limitation of Liability; Indemnification.  The Shareholder Representative shall have no responsibility or liability for any representation, warranty or covenant of Network, the Shareholders, the Surviving Corporation, Parent or the Merger Sub. The Shareholder Representative shall not be liable to any Shareholder for any act or omission in its capacity as the Shareholder Representative of the Shareholders while acting in good faith, except to the extent that it is finally judicially determined that Shareholder Representative was grossly negligent or engaged in willful misconduct. The Shareholder Representative shall, in no case or event, be liable to any Shareholder, any party to this Agreement or any other Person for any punitive, incidental or consequential damages.  Without limiting the generality of the foregoing, the Shareholder Representative shall not be liable for forgeries or false impersonations by any other Person. The Shareholders shall severally and not jointly indemnify, pro-rata in accordance with their respective ownership of Outstanding Shares, the Shareholder Representative and hold the Shareholder Representative harmless from and against any loss, liability or expense incurred by the Shareholder Representative arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under this Agreement, the Escrow Agreement and any Ancillary Agreement, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Losses”). The Shareholder Representative shall have the right to recover any Shareholder Representative Losses from the Representative Expense Account as such expenses arise and, to the extent that the Representative Expense Account has been depleted, the Shareholder Representative shall have the right to recover, subject to compliance with the payment release provisions of the Escrow Agreement and the escrow agreement relating to the Earn-Out Escrow Account, Shareholder Representative Losses from the Escrow Account or the Earn-Out Escrow Account, if applicable, and if then available after satisfaction of all claims of Parent Indemnified Persons, prior to the final distribution to the Shareholders, and prior to any such distribution, Shareholder Representative shall deliver to the Escrow Agent and Parent a certificate setting forth the Shareholder Representative Losses actually incurred.  This Section 2.04(f) shall survive the termination of the Agreement, the Escrow Agreement and any Ancillary Agreement.

(g)           Experts; Reliance.  The Shareholder Representative may engage attorneys, accountants and other professionals and experts.  Shareholder Representative may in good faith rely conclusively on information, reports, statements, opinions, including financial statements, about Network, the Surviving Corporation or another Person, that were prepared or presented by (i) one or more officers or employees of Network or Surviving Corporation, or (ii) legal counsel, public accountants, investment bankers or other Persons as to matters the Shareholder Representative believes in good faith are within the Person’s knowledge, professional or expert competence.  Any action taken by Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in full satisfaction of such Shareholder Representative’s duties under this Agreement, the Escrow Agreement and any Ancillary Agreement.

(h)           Access to Information; Employees.  From and after the Effective Time, Shareholder Representative shall have reasonable access to information about Network, Surviving Corporation and Parent and the reasonable assistance of Network’s, Surviving Corporation’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights under this Agreement, the Escrow Agreement and the Ancillary Agreements, provided that the Shareholder Representative shall on or prior to the Closing, execute and deliver one or more confidentiality agreements with such parties with respect to such information (such agreement to be reasonably acceptable to the parties thereto); provided; that (i) Shareholder Representative may disclose such nonpublic information to individuals and experts engaged pursuant to Section 2.04(g) above who agree to treat such information confidentially and (ii) following the Closing Date, Shareholder Representative may publish a tombstone advertisement in its marketing materials listing the names of the parties and the closing month and year of the Merger.

(i)            Representative Expense Account.  Notwithstanding anything in this Agreement or otherwise to the contrary, and in addition to any and all reductions to the  amounts payable to each  Shareholder pursuant to Section 2.03, Network shall deposit at the Effective Time the Representative Expense Amount in an account (the “Representative Expense Account”) designated by the Shareholder Representative.  The amount deposited in the Representative Expense Account shall be available for the payment of (i) all fees and expenses reasonably incurred by the Shareholder Representative in performing its duties under this Agreement, the Escrow Agreement and any Ancillary Agreement and (ii) any Shareholder Representative Losses; provided, that, any portion of the Representative Expense Amount not ultimately required for the payment of such fees and expenses or Shareholder Representative Losses shall, following the final release of both the Escrow Account and Earn-Out Escrow Account (if applicable) to the Shareholders, be paid by the Shareholder Representative to the Shareholders in the same proportions that the Escrow Account and/or Earn-Out Escrow Account (if applicable) is to be returned to the Shareholders.  In the event that the Representative Expense Account is exhausted, Shareholder Representative may recover, subject to compliance with the payment release provisions of the Escrow Agreement and the escrow agreement relating to the Earn-Out Escrow Account, any remaining fees, expenses and Shareholder Representative Losses described in the preceding sentence from the Escrow Account and Earn-Out Escrow Account, if then available after satisfaction of all claims of Parent Indemnified Persons, by delivering to Parent and Escrow Agent a certificate setting forth the remaining fees, expenses and Shareholder Representative Losses prior to the distribution of the Escrow Account or the Earn-Out Escrow Account, as applicable, to the Shareholders.  In the event that the Representative Expense Account is exhausted and both the Escrow Account and the Earn-Out Escrow Account (if applicable) are unavailable, the Shareholders shall be jointly and severally responsible for (x) the payment of all fees and expenses reasonably incurred by the Shareholder Representative in performing its duties under this Agreement, the Escrow Agreement and any Ancillary Agreement and (y) any Shareholder Representative Losses pursuant to Section 2.04(f) above (together, (x) and (y) above are “Excess Fees and Losses”).  Promptly following demand by the Shareholder Representative, each Shareholder shall promptly deliver to the Shareholder Representative full payment of his, her or its Pro Rata Portion of such Excess Fees and Losses.   For purposes of this Section 2.04(i), a Shareholders’ “Pro Rata Portion” shall be a fraction, the numerator of which is the number of shares of Common Stock held by such Shareholder immediately prior to the Effective Time, and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time.

(j)            Representations and Warranties.  The Shareholder Representative represents and warrants to Parent, Merger Sub, Network and the Shareholders as follows:

(i)            Authority; Execution and Delivery; Enforceability.  The Shareholder Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.  The Shareholder Representative has the requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which the Shareholder Representative is to be a party and to consummate the transactions contemplated herein or therein.  The Shareholder Representative has duly executed and delivered this Agreement, and, at or before the Closing, will have duly executed and delivered each Ancillary Agreement to which it is specified to be a party, and, subject to ratification by the Shareholders, this Agreement constitutes, and each Ancillary Agreement to which the Shareholder Representative is to be a party will, when executed, constitute the Shareholder Representative’s legal, valid and binding obligation, enforceable against the Shareholder Representative in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principals).

(ii)           No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Shareholder Representative is to be a party by the Shareholder Representative do not with notice, lapse of time or both, conflict with, or result in any violation of or default under (A) the Shareholder Representative’s organizational and governing documents, (B) any Contract to which the Shareholder Representative is a party, (C) any Judgment applicable to the Shareholder Representative, or (D) any Law.  Subject to ratification of the Shareholder Representative’s appointment by the Shareholders, no authorization, consent, approval or waiver from, or notice to, or filing with, any Governmental Entity or any other Person is required to be obtained or made with respect to the Shareholder Representative in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Merger and the other transactions contemplated hereby or thereby.

Section 2.05           Escrow.  A dollar amount equal to ten percent (10%) of the Fixed Price (such amount, the “Escrow Amount”) shall be withheld and placed in escrow with The Bank of New York Mellon Corporation, with offices located at 500 Grant Street, Suite 151-3737, Pittsburgh, PA  15258-0001, as escrow agent (the “Escrow Agent”) for a period of twelve (12) months commencing at the Closing Date and shall be disbursed in accordance with the Escrow Agreement by and among Parent, Merger Sub, the Shareholder Representative, on behalf of the Shareholders, and the Escrow Agent, dated as of the Closing Date, in the form attached hereto as Exhibit D (the “Escrow Agreement”).  The escrow account into which the Escrow Amount shall be placed and held (such account, the “Escrow Account”) shall be designated in writing prior to Closing to Network and Parent by the Escrow Agent.  The costs and expenses relating to administration and disbursement of the Escrow Amount (including without limitation, any fees charged by the Escrow Agent) shall be apportioned equally between the Shareholders, on the one hand, and Parent, on the other hand; it being understood and agreed that the one-half of the costs and expenses to be paid by the Shareholders pro rata based on their respective former holdings of Outstanding Shares shall be paid out of the Escrow Account following any disbursements therefrom to satisfy any adjustments to the Merger Consideration as provided in Section 2.06.  Any cash distributions from the Escrow Account made to the Shareholders pursuant to this Agreement and the Escrow Agreement shall be made to the Payment Agent and then distributed to by the Payment Agent to the Shareholders pro rata based on their Ownership Percentage (with the amount per share derived from the forgoing calculation being referred to herein as the “Per Share Escrow Distribution Amount”).

Section 2.06           Net Working Capital Adjustment.

(a)           The Merger Consideration shall be adjusted in accordance with this Section 2.06 based on any difference between the Target Working Capital and the Final Closing Working Capital as of the Effective Time.

(b)           As soon as is reasonably practicable, but in no event later than thirty (30) calendar days following the Closing Date, Parent shall, at its expense (i) prepare or cause to be prepared an unaudited balance sheet of Network as of the Closing Date (the “Closing Date Balance Sheet”) which shall set forth the Working Capital of Network as of the Closing Date (the “Closing Date Working Capital”), prepared in accordance with GAAP and on a basis consistent with the Financial Statements, and a statement of the adjustment to the Merger Consideration as a result thereof, and (ii) provide the Shareholder Representative and the Escrow Agent with a copy of the Closing Date Balance Sheet and such calculation of the adjustment to the Merger Consideration.

(c)           For a period of thirty (30) calendar days following the Shareholder Representative’s receipt thereof or such shorter period agreed to in writing by the Shareholder Representative (the “Balance Sheet Review Period”), the Shareholder Representative will be afforded the opportunity to review the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital.  Parent shall, at the Shareholder Representative’s request, provide the Shareholder Representative and his or her representatives access at all reasonable times to the books and records, work papers, schedules and calculations relating to the Closing Date Balance Sheet and the Closing Date Working Capital.

(d)           If the Shareholder Representative disagrees with any item(s) or amount(s) set forth in the Closing Date Balance Sheet or Parent’s calculation of the Closing Date Working Capital the Shareholder Representative, on behalf of the Shareholders, must deliver to Parent (with a copy to the Escrow Agent) prior to the expiration of the Balance Sheet Review Period a reasonably detailed statement describing the Shareholder Representative’s objections to the Closing Date Balance Sheet and/or the calculation of the Closing Date Working Capital (“Statement of Objection”).  If the Shareholder Representative does not deliver a Statement of Objection prior to the expiration of the Balance Sheet Review Period, the amount of Working Capital as set forth on the Closing Date Balance Sheet shall be final and binding on the parties hereto.  During the thirty (30) calendar days following receipt of any such Statement of Objection within the time prescribed in this Section 2.06(d), Parent and the Surviving Corporation shall negotiate with the Shareholder Representative (and, if desired, the parties’ respective accountants) in good faith in an effort to reach an agreement to resolve such objections.

(e)           Any dispute arising from the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital that cannot be resolved within the negotiation period described in Section 2.06(d) above shall be submitted to binding arbitration to a nationally recognized top ten independent auditing firm (as measured by revenues) jointly selected by Parent and the Shareholder Representative (the “Financial Expert”) within five (5) Business Days following the expiration of such negotiation period.  The Financial Expert shall resolve all such items in dispute within the range of difference between the parties as soon as practical after the Financial Expert has been given such dispute to resolve.  The Financial Expert shall be given reasonable access to all relevant records to calculate the Closing Working Capital as of the close of business on the Closing Date.  Such determination by the Financial Expert (the “Expert’s Determination”) shall be (i) in writing and within the range of difference between the parties, (ii) furnished to the parties as soon as practicable after the items in dispute have been referred to the Financial Expert, (iii) made in accordance with in accordance with GAAP and on a basis consistent with the Financial Statements, and (iv) nonappealable and incontestable by the parties hereto and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.  As used herein “Final Closing Working Capital” means the Working Capital as finally agreed determined pursuant to Section 2.06(d) or by Expert’s Determination in accordance with this Section 2.06(e).  The fees and expenses of the Financial Expert shall be borne equally by Parent, on the one hand, and the Shareholders, on the other hand.

(f)            Any payment to Parent or the Payment Agent (for the benefit of the Shareholders), as the case may be, based on the Final Closing Working Capital shall be made within five (5) Business Days following agreement on or final determination of the Closing Date Balance Sheet and Final Closing Working Capital, as follows:  To the extent that the Final Closing Working Capital is greater than the Target Working Capital, Parent shall cause the Surviving Corporation to pay the amount of such excess to the Payment Agent in cash for distribution to the Shareholders (pro-rata based on their respective Ownership Percentages, with the per-share amount of such distribution being referred to herein as the “Per Share Working Capital Adjustment Amounts”), and to the extent that the Final Closing Working Capital is less than the Target Working Capital, the Escrow Agent shall pay the amount of such shortfall to the Surviving Corporation from the Escrow Account, which shall be the sole and exclusive source of funds for payment of any shortfall in the Final Closing Working Capital.

Section 2.07           Earn-out.

(a)           In addition to the Fixed Price, Parent shall pay, or cause the Surviving Corporation to pay, to the Payment Agent, for the benefit of the Shareholders, the additional payments described in this Section 2.07 if the conditions described in this Section 2.07 are satisfied (the “Earn-Out Payment(s)”), in each case within the timeframes specified in this Section 2.07.

(b)           Subject to Section 2.07(f) below, in the event that the Surviving Corporation’s actual earnings before interest, taxes, depreciation and amortization (“EBITDA”) is equal to or greater than Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “EBITDA

Target”) in any of the three (3) successive six (6) month periods following the Effective Time (each a “Measurement Period” and collectively the “Measurement Periods”), then Parent shall pay to the Payment Agent, for the benefit of the Shareholders, an Earn-Out Payment equal to the result of the following formula:  the US Dollar equivalent of the product of (x) the amount of actual EBITDA of the Surviving Corporation during the applicable Measurement Period less the amount of the EBITDA Target and (y) 3.333; provided, however, that (i) in no event shall an Earn-Out Payment applicable to any Measurement Period exceed the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), and (ii) in no event shall the aggregate of all Earn-Out Payments applicable to all of the Measurement Periods exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (such maximum aggregate Earn-Out Payments, the “Maximum Earn-Out Payment Amount”).  For the avoidance of doubt but subject to the provisions of Section 2.07(f) below, no Earn-Out Payment shall be due and payable for an applicable Measurement Period if the EBITDA of the Surviving Corporation is below the EBITDA Target for such Measurement Period.  For the purposes of determining whether any Earn-Out Payments are due hereunder, the EBITDA of the Surviving Corporation during each Measurement Period shall be calculated by Parent based on a profit and loss statement (including notations thereon) for the applicable Measurement Period and certified by Parent’s Chief Financial Officer (each, a “Measurement Period Certificate”), which shall be prepared in good faith by Parent (A) in accordance with GAAP, as determined by Parent, (B) in accordance with Parent’s past practices, and (C) in a manner consistent with Network’s accounting treatment of the salaries of Network’s information technology employees and the allocation of software costs for information technology development.  In addition to setting forth the EBITDA of the Surviving Corporation for the applicable Measurement Period, such Measurement Period Certificate also shall set forth a calculation of the Earn-Out Payment, if any, for the applicable Measurement Period.  Parent shall prepare, complete and deliver to the Shareholder Representative the applicable Measurement Period Certificate within forty-five (45) days following the expiration of the applicable Measurement Period.

(c)           After receipt of each Measurement Period Certificate, the Shareholder Representative shall have reasonable access during normal business hours to inspect the records, working papers, schedules and other documentation (which Parent shall maintain for a period not less than two (2) years after the expiration of each Measurement Period) used or prepared by Parent in connection with the preparation of the applicable Measurement Period Certificate and shall have the right, upon not less than two (2) Business Days prior written notice to Parent, to meet with Parent to discuss Parent’s Measurement Period Certificate and related calculations.  Unless the Shareholder Representative gives notice of its disagreement (an “Earn-Out Dispute Notice”) with Parent’s determination of EBITDA of the Surviving Corporation for the applicable Measurement Period detailing the amount, nature and basis of such dispute within thirty (30) calendar days after receipt of the applicable Measurement Period Certificate, Parent’s determination of the EBITDA of the Surviving Corporation for such Measurement Period shall be final, conclusive and binding for all purposes.  In the event the Shareholder Representative provides an Earn-Out Dispute Notice within the aforementioned thirty (30) calendar day period with respect to any Measurement Period Certificate, the provisions of Section 2.07(i) shall govern the resolution of such dispute and the final determination of the EBITDA of the Surviving Corporation for such Measurement Period.  The EBITDA of the Surviving Corporation for the first Measurement Period, as finally determined due to the failure of the

Shareholder Representative to provide a timely Earn-Out Dispute Notice with respect to the first Measurement Period or as agreed by Parent and the Shareholder Representative or as otherwise determined by the Financial Expert pursuant to Section 2.07(i), is referred to as the “Final First Period EBITDA.”  The EBITDA of the Surviving Corporation for the second Measurement Period, as finally determined due to the failure of the Shareholder Representative to provide a timely Earn-Out Dispute Notice with respect to the second Measurement Period or as agreed by Parent and the Shareholder Representative or as otherwise determined by the Financial Expert pursuant to Section 2.07(i), is referred to as the “Final Second Period EBITDA.”  The EBITDA of the Surviving Corporation for the third Measurement Period, as finally determined due to the failure of the Shareholder Representative to provide a timely Earn-Out Dispute Notice with respect to the third Measurement Period, or as agreed by Parent and the Shareholder Representative or as otherwise determined by the Financial Expert pursuant to Section 2.07(i), is referred to as the “Final Third Period EBITDA.”

(d)           For the avoidance of doubt, the calculation of EBITDA of the Surviving Corporation during a Measurement Period:

(i)            shall include (A) Parent’s reasonable determination of sales of assets by Sector Clients through internet marketplaces of the Affiliates of the Surviving Corporation, including, but not limited to, liquidation.com, less an allocation, as reasonably determined by Parent, of direct costs and commissions relating to such sales through the internet marketplaces of the Affiliates of the Surviving Corporation, and (B) any of the Surviving Corporation’s revenue generated through the Surviving Corporation’s services offerings (including any of such services that were a customary part of the business or operations of Network prior to the Closing), from Sector Clients; and

(ii)           shall not include (A) any sales by clients other than Sector Clients and the corresponding costs incurred by the Surviving Corporation associated with such sales by non-Sector Clients; (B) any costs associated or otherwise relating to non-Sector Client business for the benefit of Network or any of its Affiliates; (C) items attributable to asset step-ups or write downs or post-closing capital investments, (D) the Merger transaction expenses of Parent, Merger Sub, Network, the Surviving Corporation or the Shareholders, (E) charges for indirect corporate overhead other than Parent’s corporate resources directly utilized by or attributable to the Surviving Corporation, and (F) employee severance costs resulting from a constructive termination or termination without cause of either J. Boyd Heath, III or Gardner Dudley during the Measurement Periods, if applicable.  If a cost, expense, charge or other deduction of the Surviving Corporation from EBITDA of the Surviving Corporation is not set forth in this Section 2.07(d)(ii), then such cost, expense, charge or other deduction of the Surviving Corporation shall be utilized in the calculation of EBITDA of the Surviving Corporation.

(e)           EXAMPLE CALCULATIONS:

(i)            For purposes of illustration only, if the EBITDA of the Surviving Corporation is One Million Dollars ($1,000,000.00) in a Measurement Period, then the Earn-Out Payment for such Measurement Period would be calculated as follows:

[($1,000,000.00 - $750,000.00) * 3.333] = $833,250.00.]

(ii)           For purposes of illustration only, if the EBITDA of the Surviving Corporation is Seven Hundred Thousand Dollars ($700,000.00) in a Measurement Period, then no Earn-Out Payment would be due for such Measurement Period because the EBITDA Target was not achieved in such Measurement Period.

(iii)          For purposes of illustration only, if the Surviving Corporation’s EBITDA is Two Million Dollars ($2,000,000.00) in a Measurement Period, then the Earn-Out Payment would be calculated as follows:

[($2,000,000.00 - $750,000.00) * 3.333] = $2,500,000 by virtue of the operation of the Measurement Period Earn-Out Payment cap described above.

(f) (i)       Notwithstanding the provisions of Section 2.07(b) above, if any Earn-Out Payment is due at the end of the first Measurement Period, Parent shall pay, or cause the Surviving Corporation to pay, to the Payment Agent, for the benefit of the Shareholders, within five (5) Business Days following the determination of the Final First Period EBITDA, the amount of the applicable Earn-Out Payment less an amount equal to thirty-three percent (33%) of the Earn-Out Payment applicable to such first Measurement Period (such deducted amount being referred to herein as the “Earn-Out Escrow Amount”), and the Earn-Out Escrow Amount shall be deposited into an account (the “Earn-Out Escrow Account”) with the Escrow Agent (separate and distinct from the Escrow Amount) pursuant to an earn-out escrow agreement by and among Parent, the Surviving Corporation, the Shareholder Representative, on behalf of the Shareholders, and the Escrow Agent in the form attached hereto as Exhibit E.  The costs and expenses of the Earn-Out Escrow Account shall be divided equally between the Shareholders, on one hand, and Parent, on the other hand, and all income earned on the Earn-Out Escrow Account shall be treated as earned by the Shareholders for income tax purposes; it being understood and agreed that the portion of the costs and expenses to be paid by the Shareholders shall be paid out of the Earn-Out Escrow Account following any disbursements therefrom to satisfy any adjustments to the Earn-Out Payment(s) pursuant to this Section 2.07.  A portion of the amount deposited in the Earn-Out Escrow Account equal to ten percent (10%) of the Earn-Out Payment applicable to the first Measurement Period, together with the Escrow Amount, shall thereafter be available to satisfy indemnifiable claims by the Parent Indemnified Persons pursuant to Article IX hereof.

(ii)           Following Parent’s delivery of the Measurement Period Certificate for the second Measurement Period to the Shareholder Representative and the final determination of the Final Second Period EBITDA and in the event that no Earn-Out Payment is earned for the first Measurement Period, the Earn-Out Escrow Amount shall be deducted from the Earn-Out Payment, if any, applicable to the second Measurement Period and deposited with the Escrow Agent in accordance with the provisions set forth in Section 2.07(f)(i) above.  The balance of such Earn-Out Payment shall be paid to the Payment Agent for the benefit of the Shareholders within five (5) Business Days following the final determination of the Final Second Period EBITDA.

(iii)          In the event that an Earn-Out Payment is earned and paid for the first Measurement Period and earned for the second Measurement Period, then, at the end of the second Measurement Period, Parent shall (A) deduct from the Earn-Out Payment applicable to the second Measurement Period and deposit with the Escrow Agent, for further deposit into the Earn-Out Escrow Account, an amount that would result in the Earn-Out Escrow Amount containing thirty-three percent (33%) of the aggregate amount of the Earn-Out Payments attributable to the first Measurement Period and the second Measurement Period (such amount being referred to herein as the “Final Earn-Out Escrow Amount”), and (B) pay the remainder of the second Measurement Period Earn-Out Payment to the Payment Agent, for the benefit of the Shareholders.  Notwithstanding the foregoing, (1) in the event that the EBITDA of the Surviving Corporation shall have exceeded One Million Five Hundred Thousand Dollars ($1,500,000.00) in the first Measurement Period, then the Earn-Out Escrow Amount shall be reduced by an amount equal to the result of the following formula: [(EBITDA of the Surviving Corporation - $1,500,000.00) * 50%], and (2) in the event that the EBITDA of the Surviving Corporation shall have exceeded One Million Five Hundred Thousand Dollars ($1,500,000.00) in the second Measurement Period, then the Earn-Out Escrow Amount shall be reduced by an additional amount equal to the result of the following formula:    [(EBITDA of the Surviving Corporation - $1,500,000.00) * 50%] (the aggregate amount of such reduction(s) being referred to herein as the “Earn-Out Escrow Reduction”). The Escrow Agent shall, in accordance with the escrow agreement pertaining to the Earn-Out Escrow Account, release to the Shareholder Representative, for the benefit of the Shareholders, an amount equal to the Earn-Out Escrow Reduction, and the amounts thereafter remaining in the Earn-Out Escrow Account shall constitute the Final Earn-Out Escrow Amount hereunder.   A portion of the Final Earn-Out Escrow Amount equal to ten percent (10%) of the aggregate amount of all Earn-Out Payments, together with the Escrow Amount, shall thereafter be available to satisfy indemnifiable claims by the Parent Indemnified Persons pursuant to Article IX hereof.

EXAMPLE CALCULATIONS:

For purposes of illustration only, if the Earn-Out Payment attributable to the first Measurement Period is Seven Hundred Fifty Thousand Dollars ($750,000.00) (i.e., the EBITDA of the Surviving Corporation was Nine Hundred Seventy Five Thousand Twenty Two Dollars and Fifty Cents ($975,022.50) in the first Measurement Period) and the Earn-Out Payment attributable to the second Measurement Period is Nine Hundred Thousand Dollars ($900,000.00) (i.e., the EBITDA of the Surviving Corporation was One Million Twenty Thousand and Twenty Seven Dollars ($1,020,027.00) in the second Measurement Period), then:

(A)          at the end of the first Measurement Period, Parent shall have paid Five Hundred Thousand Dollars ($500,000.00) to the Payment Agent, for the benefit of the Shareholders and Two Hundred Fifty Thousand Dollars ($250,000.00) to the Escrow Agent for deposit in the Earn-Out Escrow Account;

(B)           the aggregate amount of the Earn-Out Payments attributable to the first Measurement Period and the second Measurement Period would be One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00);

(C)           and at the end of the Second Measurement Period, the Earn-Out Escrow Account should contain $1,650,000.00 x 33%, which equals Five Hundred Forty-Four Thousand Five Hundred Dollars ($544,000.00);

(D)          to ensure that the Earn-Out Escrow amount contains such Five Hundred Forty Four Thousand Five Hundred Dollars ($544,000.00), Parent shall pay to the Escrow Agent, for deposit into the Earn-Out Escrow Account, the amount of Two Hundred Ninety-Four Thousand Dollars ($294,000.00), which equals $544,000.00 less the $250,000.00 deposit attributable to the first Measurement Period;

(E)           no reduction of the Earn-Out Escrow pursuant to Section 2.07(f)(iii) shall occur because the EBITDA of the Surviving Corporation was less than One Million Five Hundred Thousand Dollars ($1,500,000.00) in each of the first two Measurement Periods; and

(F)           Parent shall pay to the Payment Agent, for the benefit of the Shareholders, the remaining balance of the Earn-Out Payment attributable to the second Measurement Period (i.e., $900,000.00 less $294,000.00 or $606,000.00).

(iv)          Upon completion of all three (3) Measurement Periods, Parent and the Surviving Corporation shall calculate the total actual EBITDA of the Surviving Corporation for all three (3) Measurement Periods by adding the Final First Period EBITDA, the Final Second Period EBITDA and by Parent calculating the EBITDA of the Surviving Corporation for the third Measurement Period in the manner described in Section 2.07(b) (such sum, the “Total EBITDA”) and calculate the average EBITDA per Measurement Period (i.e., Total EBITDA divided by three (3) (“Average Measurement Period EBITDA”)).  The calculation of the Earn-Out Payments as described in Section 2.07(b) above then shall be applied to the Average Measurement Period EBITDA (subject to the Maximum Earn-Out Payment Amount) and such amount shall be multiplied by three (3) to yield the aggregate amount of the Earn-Out Payments due and payable to the Payment Agent, for the benefit of the Shareholders (the “Total Earn-Out”).

(v)           If the Total Earn-Out (as finally agreed or otherwise determined by the Financial Expert pursuant to Section 2.07(i)) is less than the aggregate amount of the Earn-Out Payments applicable to the first two (2) Measurement Periods (such deficiency being referred to as the “Earn-Out Deficit”), then within five (5) business days following such final agreement or determination, the Escrow Agent shall pay to Parent from the Earn-Out Escrow Account an amount equal to the Earn-Out Deficit, and the Escrow Agent shall pay to the Payment Agent, for the benefit of the Shareholders, any amounts then remaining in the Earn-Out Escrow Account following the payment of the Earn-Out Deficit to Parent.  Receipt of amounts in the Earn-Out Escrow Account shall be Parent’s sole and exclusive remedy for any Earn-Out Deficit.  If the Total Earn-Out (as finally agreed or otherwise determined by the Financial Expert pursuant to Section 2.07(i)) is greater than the aggregate amount of the Earn-Out Payments applicable to the first two (2) Measurement Periods, then within five (5) Business Days following such final agreement or determination, (A) the Escrow Agent shall pay to the Payment Agent, for the benefit of the Shareholders, the amounts in the Earn-Out Escrow Account, and (B)

Parent shall make an additional payment to the Payment Agent, for the benefit of the Shareholders, in an amount equal to the Total Earn-Out less the net Earn-Out Payments made to the Payment Agent, for the benefit of the Shareholders, for the first two (2) Measurement Periods, less the Earn-Out Escrow Account balance paid to the Payment Agent, for the benefit of the Shareholders, pursuant to this sentence.

EXAMPLE CALCULATIONS:

(1)           For purposes of illustration only, if the Final First Period EBITDA is Six Hundred Fifty Thousand Dollars ($650,000.00), the Final Second Period EBITDA is Eight Hundred Fifty Thousand Dollars ($850,000.00) and the Final Third Period EBITDA is Nine Hundred Thousand Dollars ($900,000.00), then Total EBITDA, Average Measurement Period EBITDA, the Total Earn-Out and the Earn-Out Deficit would be calculated as follows:

Total EBITDA:

$650,000.00 + $850,000.00 + $900,000.00 = $2,400,000.00

Average Measurement Period EBITDA:

$2,400,000.00 ÷ 3 = $800,000.00

Total Earn-Out:

3 x [($800,000.00 - $750,000.00) * 3.333]} = $499,950.00

Earn-Out Deficit:

First Measurement Period Earn-Out =

$0 because the Target EBITDA was not met

Second Measurement Period Earn-Out =

[($850,000.00 -$750,000.00) * 3.333] = $333,300.00 - Earn-Out Escrow Amount of $109,989.00 = $223,311.00

Because the Total Earn-Out of $499,950.00 is greater than $223,311.00, there is no Earn-Out Deficit.  Parent then would cause the Escrow Agent to release the full Earn-Out Escrow Amount to the Payment Agent, for the benefit of the Shareholders, and Parent also would pay to the Payment Agent, for the benefit of the Shareholders, the following:  $499,950.007 less $223,311.00 less $109,989.00 = $166,650.00.

(2)           For purposes of illustration only, if Final First Period EBITDA is Eight Hundred Thousand Dollars ($800,000.00), Final Second Period EBITDA is Seven Hundred Thousand Dollars ($700,000.00) and Final Third Period EBITDA is Seven Hundred Twenty-Five Thousand Dollars ($725,000.00), then Total EBITDA, Average

Measurement Period EBITDA, the Total Earn-Out and the Earn-Out Deficit would be calculated as follows:

Total EBITDA:

$800,000.00 + $700,000.00 + $725,000.00 = $2,225,000.00

Average Measurement Period EBITDA:

$2,225,000.00 ÷ 3 = $741,666.67

Total Earn-Out:

Total Earn-Out would be $0, because the Average Measurement Period EBITDA is less than the EBITDA Target.

Earn-Out Deficit:

First Measurement Period Earn-Out =

[($800,000.00 - $750,000.00) * 3.333] = $166,650.00 - Earn-Out Escrow Amount of $54,994.50 = $111,655.50

Second Measurement Period Earn-Out =

$0, because the EBITDA Target was not met

Because the Total Earn-Out of $0 is less than $166,650.00, an Earn-Out Deficit of $166,650.00 would occur.  Accordingly, the entire Earn-Out Escrow Amount of $54,994.50 would be released to Parent by the Escrow Agent as Parent’s sole and exclusive remedy for such Earn-Out Deficit.

(g)           The net amount of any Earn-Out Payment and the Earn-Out Escrow Amount, as applicable, shall be paid, by wire transfer to an account designated in writing by the Payment Agent in the case of an Earn-Out Payment, for the benefit of the Shareholders, and to an account designated by the Escrow Agent in the case of a payment of any Earn-Out Escrow Amount, within five (5) Business Days following the earlier of the final agreement of Parent, Surviving Corporation and the Shareholder Representative or the determination of the Financial Expert (pursuant to Section 2.07(i)) applicable to such Measurement Period.  Any Earn-Out Payments shall be distributed by the Payment Agent to the Shareholders based on their respective Ownership Percentages (with such per share amount being referred to herein as the “Per Share Earn-Out Amounts”).

(h)           During the Measurement Periods, Parent covenants and agrees that Parent shall make no material changes to the Surviving Corporation’s operations without the prior written consent of J. Boyd Heath III (or in the event that Mr. Heath is unable to provide such consent due to incapacity or death, Gardner Dudley), such consent not to be unreasonably withheld, conditioned or delayed, it being understood and agreed that the termination of the employment of either or both J. Boyd Heath III and Gardner Dudley for “Cause” as defined in their respective employment agreements with the Surviving Corporation or its Affiliate shall not constitute a material change to the Surviving Corporation’s operations.  Notwithstanding the foregoing, at all times the Surviving Corporation’s operations shall comply with Parent’s general policies and compliance procedures and employees of the Surviving Corporation shall comply with the terms of their employment and compliance agreements.

(i)            Any disputes arising from the provision of a timely Earn-Out Dispute Notice that cannot be resolved within such thirty (30) calendar day period shall be jointly submitted to a Financial Expert within five (5) Business Days following the expiration of such thirty (30) calendar day period.  The Financial Expert shall resolve all such items in dispute within the range of difference between the parties as soon as practical after the Financial Expert has been given such dispute to resolve.  The decision of the Financial Expert shall be final and binding on the parties hereto.  A judgment of the determination made by the Financial Expert pursuant to this paragraph may be entered into and enforced by any court having jurisdiction thereover.  Each party shall bear its own fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Financial Expert in connection with the resolution of disputes pursuant to this paragraph shall be borne equally by Parent, on one hand, and the Shareholders, on the other hand.

Section 2.08           Dissenters’ Rights.

(a)           Within five (5) Business Days following the execution of this Agreement, Network shall provide each record holder of Outstanding Shares with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL.  Within five (5) Business Days of receipt thereof, Network shall give Parent notice of any demands for appraisal pursuant to Section 262 of the DGCL received by Network from any Shareholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Network in connection therewith.  No later than ten (10) days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each Shareholder who has neither voted in favor of the Merger nor consented thereto in writing and has not withdrawn or lost the right to the appraisal pursuant to Section 262 of the DGCL.

(b)           Notwithstanding any provision of this Agreement to the contrary, no Outstanding Shares that are held immediately prior to the Effective Time by holders who have neither (i) voted in favor of the Merger nor (ii) consented thereto in writing, and, in either case, who have demanded and perfected the right, if any, for appraisal of such Outstanding Shares in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the Effective Time Per Share Merger Consideration or any other consideration pursuant to Section 2.01, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL.  If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such withdrawal or loss, each such Outstanding Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Section 2.01, the Effective Time Per Share Merger Consideration and the other consideration described in such section.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NETWORK

Except as set forth in the Disclosure Schedule (which Disclosure Schedule is incorporated in and made a part of the representations and warranties of Network in this Article III), Network represents and warrants as of the date of this Agreement (except to the extent such representations and warranties speak expressly as of an earlier date) to Parent and Merger Sub as follows:

Section 3.01           Organization and Standing.  Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Network has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.  Network is duly qualified as a foreign corporation and is in good standing under the laws in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not be reasonably likely to have a Network Material Adverse Effect.  Section 3.01 of the Disclosure Schedule sets forth (a) each jurisdiction in which Network conducts any business, and (b) each jurisdiction in which Network is qualified as a foreign corporation.  True and complete copies of the Network Certificate of Incorporation and Network’s Bylaws, each so delivered being in full force and effect and as amended to the date hereof (the “Network Charter” and the “Network Bylaws,” respectively), have been delivered to Parent.  Network is not in violation of the Network Charter or the Network Bylaws.

Section 3.02           Capital Stock of Network; Subsidiaries.

(a)           The authorized capital stock of Network consists of One Hundred Thirty Five Million (135,000,000) shares of Network Capital Stock, of which One Hundred Twenty Million (120,000,000) shares of Network Capital Stock are designated as common stock, par value $0.01 per share (“Common Stock”) and Fifteen Million (15,000,000) shares of Network Capital Stock are designated as preferred stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock, the “Network Capital Stock”).  2,500,000 shares of the aforementioned Preferred Stock have been designated as Series A Convertible Participating Preferred Stock.  Sixty-Six Million Eight Hundred Twelve Thousand Eighty Four and Fifty Eight One-Hundredths (66,812,084.58) shares of Common Stock and zero (0) shares of Preferred Stock are issued and outstanding.  The outstanding shares of Common Stock are owned of record by Shareholders in the amounts and in the percentages set out in Section 3.02(a) of the Disclosure Schedule.  Network has no other capital stock authorized, issued or outstanding.  All of the Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all Laws, including, but not limited to, Laws and regulations concerning the offering and issuance of securities.  None of the Outstanding Shares of Network Capital Stock has been issued in violation of (i) the Network Governing Documents, (ii) the

DGCL, (iii) any preemptive rights, rights of first refusal or other similar or dissimilar rights under any provision of Law, the Network Governing Documents and or any Contract to which Network is or at the time thereof was subject, bound or a party.  All of the Outstanding Shares are entitled to vote on the Merger.

(b)           All redemptions, repurchases and exchanges of Network Capital Stock (including, but not limited to, the 2003 exchange of Network’s Preferred Stock for Network’s Common Stock and certain indebtedness) prior to the date hereof have been effected in compliance with, and were not in violation of (i) the Network Governing Documents, (ii) the DGCL, or (iii) any preemptive rights, rights of first refusal or other similar or dissimilar rights under any provision of Law, the Network Governing Documents or any Contract to which Network is subject, bound or a party.  Network has fully paid the agreed-upon consideration for each such redemption, repurchase and exchange.

(c)           Except for the Network Options and Warrants, all of which will be cancelled at or prior to Closing, there are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities, pre-emptive rights or agreements, instruments, understandings or other commitments (other than this Agreement) (i) under which Network is or may become obligated to (A) issue, sell, purchase or redeem (contingently or otherwise) any shares of Network Capital Stock, or any securities or obligations convertible into or exchangeable for shares of Network Capital Stock or (B) grant, extend or enter into any option, warrant, convertible or exchangeable security, call, right, commitment, pre-emptive right or agreement for any shares of Network Capital Stock, or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of Network Capital Stock.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Shareholders may vote.

(d)           Network does not, directly or indirectly, own any capital stock of or other equity interests in any Person.

Section 3.03           Authority; Execution and Delivery; Enforceability.  Network has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is to be a party and to consummate the transactions contemplated herein or therein.  Subject to procurement of the approval of its Shareholders after the execution of this Agreement and prior to the Closing, Network has taken all corporate action required to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is to be a party.  Network has duly executed and delivered this Agreement, and, at or before the Closing, will have duly executed and delivered each Ancillary Agreement to which it is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which each of them are to be a party will, subject to the procurement of the approval of the Shareholders, when executed, constitute Network’s legal, valid and binding obligation, enforceable against Network in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles).

Section 3.04           No Conflicts.

(a)           Except as set forth in Section 3.04(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Network is to be a party by Network does not, and the consummation of the Merger will not, with notice, lapse of time or both, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, result in the triggering of any payment or other obligation or loss of any benefit under, or result in the creation of any Lien on any of the assets or properties of Network under, any provision of (i) the Network Governing Documents, (ii) any Network Contract, (iii) any Judgment applicable to Network or any of its properties or assets, or (iv) any Law.

(b)           Except as set forth in Section 3.04(b) of the Disclosure Schedule, no authorization, consent, approval or waiver from, or notice to, or filing with, any Governmental Entity or any other Person is required to be obtained or made with respect to Network in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Merger and the other transactions contemplated hereby or thereby, other than (i) the filing of the Certificate of Merger, and (ii) the approval by the Shareholders of Network of the Merger, this Agreement and the transactions contemplated hereunder.

Section 3.05           Financial Statements.

(a)           Section 3.05 of the Disclosure Schedule sets forth (i) (A) the audited balance sheets as of December 31, 2008 and 2009 of Network (such balance sheets, together with the notes thereto, the “Balance Sheets”) and (B) the related audited statements of income, Shareholders’ equity and cash flows of Network for the years ended December 31, 2008 and 2009, together with the notes thereto and the report thereon of Pannell Kerr Forster of Texas, P.C. dated March 5, 2010 (the Balance Sheets together with the related statements of income, Shareholders’ equity and cash flow identified in this Section 3.05(a)(B), collectively, the “Audited Financial Statements”), (ii) (A) the unaudited balance sheet of Network as at April 30, 2010 (the “Interim Balance Sheet”), and (B) the unaudited statement of income of Network for the four (4) month period ended April 30, 2010 (together with the Interim Balance Sheet, the “Interim Financial Statements”).  The Audited Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements.”  The Financial Statements, together with the notes thereto, have been prepared in conformity with GAAP applied on a consistent basis.  The Financial Statements fairly present the financial position and results of operations and cash flows of Network as of the dates thereof and for the periods indicated, subject in the case of the Interim Financial Statements to normal recurring adjustments and the absence of footnotes.

(b)           During the period covered by the Financial Statements, Network has conducted no business other than its current business.  All liabilities and obligations of Network, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been recorded in the balance sheets included in the Financial Statements or disclosed in notes to the Financial

Statements to the extent such liabilities were required, under GAAP, to be so recorded and/or disclosed.  The liabilities on the Interim Balance Sheet consist solely of accrued obligations and liabilities incurred by Network in the ordinary course of business to Persons that are not Affiliates or Shareholders of Network.  The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or other income not earned, or omit any item of expense incurred, in each case in the ordinary course of business.  Network has records that accurately and validly reflect its transactions and accounting controls sufficient to ensure that (i) such transactions are executed in accordance with its management’s general or specific authorization, (ii) such transactions are recorded as necessary to permit timely preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Network maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(c)           All notes and accounts receivable of Network are reflected properly on its books and records, are valid and enforceable receivables, have arisen solely out of bona fide performance of services and other business transactions in the ordinary course of business consistent with past practices, in each case with Persons other than Affiliates or Shareholders, are not subject to valid defenses, setoffs or counterclaims, are current (except as is otherwise noted in Section 3.05(c) of the Disclosure Schedule) and, except as otherwise noted in Section 3.05(c) of the Disclosure Schedule, are collectible in accordance with their terms at their recorded amounts (by use of Network’s normal collection methods without resort to litigation or reference to a collection agency), subject to the allowance for doubtful accounts (and associated deferred revenue liability) set forth in the Interim Balance Sheet.  Network has performed all obligations with respect to such notes and accounts receivable of Network which it was obligated to perform to the date hereof.  Section 3.05(c) of the Disclosure Schedule sets forth an aging of the accounts receivable and accounts payable of Network for the last three (3) years as of the Closing Date, which aging is consistent with historical patterns.  Except as set forth in Section 3.05(c) of the Disclosure Schedule, during the last eighteen (18) months preceding the Closing Date, Network has paid all trade payables and other expenses on or before the date specified therein for payment or such other date (consistent with past practice) that Network has customarily paid such payable or expense.

(d)           Section 3.05(d) of the Disclosure Schedule sets forth a true and complete list of all (i) individual items and amounts of indebtedness of Network in excess of Ten Thousand Dollars ($10,000) reflected on the books and records of Network, and (ii) all other individual items of indebtedness of Network in excess of Ten Thousand Dollars ($10,000) known to Network, in each case as of April 30, 2010.  All indebtedness of Network, whether previously or currently existing, was issued in compliance with the Network Governing Documents and applicable Laws, including, but not limited to, as applicable, Laws and regulations concerning the offering and issuance of securities.  All indebtedness relating to the 2003 exchange of Network’s Preferred Stock for Common Stock has been fully paid, and the notes evidencing such indebtedness have been returned to Network and marked “cancelled” (or words of similar import).

(e)                                  Except (i) as disclosed in Section 3.05(e) of the Disclosure Schedule, (ii) as reflected in the Interim Balance Sheet and except for liabilities incurred in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort or an infringement claim or lawsuit) for which neither accrual nor footnote disclosure is required under GAAP, and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since April 30, 2010 (none of which is a liability for breach of contract, breach of warranty, tort or an infringement claim or lawsuit), Network has no obligations or liabilities of any nature.

Section 3.06                                Assets Other than Real Property Interests; Sufficiency of Assets.  Section 3.06 of the Disclosure Schedule sets forth a true and complete list of each item of tangible personal property of Network having a value in excess of One Thousand Dollars  ($1,000.00); items in Section 3.06 of the Disclosure Schedule denoted with an asterisk (*) are leased by Network.  Except as set forth in Section 3.06 of the Disclosure Schedule, Network has good and valid title or a valid leasehold interest, as applicable, (or immediately prior to the Closing, will have good and valid title or a valid leasehold interest) to all the assets reflected on Section 3.06 of the Disclosure Schedule and the Interim Balance Sheet or thereafter acquired, except those sold or otherwise disposed of or consumed since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practices, in each case free and clear of all liens, charges, claims, licenses, pledges, options, security interests, mortgages, leases, subleases, easements, covenants, rights-of-way or other similar or dissimilar encumbrances or other similar or dissimilar restrictions (collectively, “Liens”), except Permitted Encumbrances.  The property listed on Section 3.06 of the Disclosure Schedule, (a) together with Network Property and the Network Intellectual Property constitutes and will constitute on the Closing Date all of the assets, property and rights, tangible or intangible, that are used or held for use by, or useful to, Network in the operation of its business, and that are necessary and sufficient for the conduct of the business after the Merger as such business is currently conducted, and (b) are in good operating condition and repair (normal wear and tear excepted) and are adequate for the conduct of Network’s business in substantially the same manner as currently conducted.  The representations in this Section 3.06 do not relate to real property or interests in real property, which are the subject of Section 3.07, to Intellectual Property, which is the subject of Section 3.08, or to Contracts, which are subject of Section 3.09.

Section 3.07                                Real Property.  Section 3.07 of the Disclosure Schedule lists all real property owned or leased by Network identifying such property under the headings “Owned” or “Leased” (each, a “Network Property” and collectively, “Network Properties”).  Network holds good and marketable fee simple title to and is in actual possession of the owned Network Properties listed under the heading “Owned” on Section 3.07 of the Disclosure Schedule and has valid leasehold interests in, and exclusively occupies, the Network Properties listed under the heading “Leased” in Section 3.07 of the Disclosure Schedule, in each case free and clear of all Liens, except Permitted Encumbrances.  All leases of Network Properties are valid, binding and enforceable against Network in accordance with their respective terms, and there does not exist under any such lease of Network Property any default on the part of Network, or, to the knowledge of Network, on the part of any other party to such lease.  Network’s occupation, possession and use of the leased Network Property has not been disturbed and no claim has been asserted or, to the knowledge of Network, threatened adverse to the rights of Network to the continued occupation, possession and use of any of the leased Network Property as currently used.  All buildings, structures, improvements and facilities included on any parcel of Network Property are in good operating condition and repair, reasonable wear and tear not caused by neglect excepted.

Section 3.08                                Intellectual Property.

(a)                                  Section 3.08(a)(i) of the Disclosure Schedule lists the following items of the Network Intellectual Property: all patents, trademarks, service marks, registered copyrights, and any applications and renewals for any of the foregoing owned by Network or on its behalf (all such Intellectual Property set forth on Section 3.08(a)(i) of the Disclosure Schedule being referred to herein as the “Owned Network Intellectual Property”).  Section 3.08(a)(ii) of the Disclosure Schedule lists all licenses (in and out), sublicenses and other agreements to which Network is a party and pursuant to which Intellectual Property is licensed to Network, or Network licenses Intellectual Property to a third party (all Intellectual Property that is licensed by Network (as licensee) pursuant to the agreements set forth on Section 3.08(a)(ii) of the Disclosure Schedule being referred to herein as the “Licensed Network Intellectual Property”).  The Owned Network Intellectual Property and the Licensed Network Intellectual Property are referred to collectively herein as the “Network Intellectual Property.”

(b)                                 Each item of Network Intellectual Property is either: (i) owned solely by Network free and clear of all Liens, or (ii) rightfully used and authorized for use by Network as between Network, on the one hand, and the licensors of such Network Intellectual Property, on the other hand, pursuant to a written Contract.

(c)                                  Except as set forth in Section 3.08(c) of the Disclosure Schedule, Network is not in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any Licensed Network Intellectual Property.

(d)                                 All Owned Network Intellectual Property is valid, subsisting and enforceable in the United States and in each other jurisdiction in which such Owned Network Intellectual Property is presently registered.  Except as set forth in Section 3.08(d) of the Disclosure Schedule, no trademarks or service marks other than those included in the Owned Network Intellectual Property are used by Network in connection with the current products or services sold by Network.  Each copy of any Commercially Available Software used by Network is used pursuant to, and in accordance with, valid license rights in favor of Network.  Except as set forth in Section 3.08(d) of the Disclosure Schedule, no claims have been documented in writing to Network by any Person, either: (i) challenging the validity, enforceability, effectiveness, right to use or ownership by Network of any of the Owned Network Intellectual Property; or (ii) alleging that any Licensed Network Intellectual Property or that any services provided, processes used or products manufactured, used, imported, reproduced, modified, distributed, licensed, sublicensed, offered for sale or sold by Network has been infringed, misappropriated or otherwise violated, is or will infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary right of any Person.  Except as set forth in Section 3.08(d) of the Disclosure Schedule, to the knowledge of Network there is no and has not been any unauthorized use, infringement, misappropriation or other violation of any of the Owned Network Intellectual Property by any Network employee, former Network employee or any third party.

(e)                                  Except as set forth in Section 3.08(e) of the Disclosure Schedule, Network has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Owned Network Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to Network to the extent necessary to vest title in such Owned Network Intellectual Property in Network.  No current or former employee of Network has any interest in any item of Owned Network Intellectual Property.  Network has or will before Closing record all such assignments with all patent offices worldwide in which any Owned Network Intellectual Property is registered or for which an application has been filed.

(f)                                    The Merger will not alter, encumber, impair, extinguish or otherwise adversely affect any Owned Network Intellectual Property or impair the right of the Surviving Corporation to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Network Intellectual Property.

(g)                                 Network has taken all commercially reasonable measures necessary to protect the proprietary nature of the Owned Network Intellectual Property and to maintain in confidence all trade secrets and confidential information owned by Network.

(h)                                 Except as set forth in Section 3.08(h) of the Disclosure Schedule, all Network employees have executed a non-disclosure agreement in favor of Network and each such agreement remains in full force and effect.  A copy of each such agreement currently in Network’s possession has been delivered to Parent.

(i)                                     To the knowledge of Network, the Network Intellectual Property comprised of software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any systems or that may result in damage thereto.  Network has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems are free from Disabling Codes and Contaminants.  To the knowledge of Network, the Licensed Network Intellectual Property that is licensed by Network from third parties is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases, embedded control systems, or other systems of Network or that might result in damage thereto.  Network has taken all commercially reasonable steps to safeguard its systems and restrict unauthorized access thereto.

(j)                                     Without limiting the generality of any other provision of this Section 3.08, with respect to the development and use of Network’s Sales Logix software and the upgrades to the back and front ends of Network’s on-line marketplace platform:

(i)                                     all fees required to be paid to third parties with regard to such projects have been fully paid, other than current period maintenance and support fees that are reflected in the calculation of Working Capital and future period maintenance and support fees in the amounts set forth in the invoices relating thereto which are attached hereto as Schedule 3.08(j) of the Disclosure Schedule;

(ii)                                  Network either is the owner or valid licensee (pursuant to a valid written Contract that is in full force and effect) of the Sales Logix software that allows Network to continue the use of such software pursuant to such Contract; and

(iii)                               to the knowledge of Network, there is no infringement of any third-party intellectual property rights with respect to either of such projects.

Section 3.09                                Material Contracts.

(a)                                  Section 3.09(a) of the Disclosure Schedule sets forth each Contract to which Network is a party to, or bound by, under the following categories (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)                                     any employment, independent contractor, agency, sales representative, consulting, severance, termination, special incentive, change in control or similar agreement or employment Contract (other than employment “at will” or statutory employment Contracts required under Law for employees outside the United States);

(ii)                                  any employee collective bargaining agreement or other Contract with any labor union (except as may be required under Law for employees outside the United States);

(iii)                               any Contract with any customer of Network that has resulted in revenue to Network in excess of $25,000 during the period beginning May 1, 2009 and ending on April 30, 2010;

(iv)                              any covenant not to compete that limits the conduct of Network or other covenants restricting the development, marketing or distribution of Network’s products and services or limits Network from soliciting the employees, suppliers, or customers of any third party;

(v)                                 any lease, sublease or similar Contract with any Person under which Network is a lessor or sublessor of, or makes available for use, to any Person, (A) any Network Property, or (B) any portion of any premises otherwise occupied by Network;

(vi)                              any lease or similar Contract (other than a Contract with an Network customer for the provision of goods or services by Network) with any Person under which (A) Network is lessee of, or holds or uses, any tangible personal property owned by any Person, or (B) Network is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Network;

(vii)                           (A) any continuing Contract requiring the future purchase of materials, supplies or equipment by Network, (B) any management, service or other similar type of Contract, or (C) any advertising agreement or arrangement, in any such case that has an aggregate future liability to any Person in excess of $10,000 or is not terminable by Network by notice of not more than ninety (90) days for a cost of less than $10,000;

(viii)                        any Contract under which Network has borrowed any money from or deferred the purchase price of any property, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person;

(ix)                                any Contract involving interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless whether entered into for purposes of hedging, investment or otherwise;

(x)                                   any Contract (including so-called “take or pay” or “keep-well” agreements) under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Network, or (B) Network has, directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xi)                                any Contract under which there is a currently outstanding advance, loan, extension of credit or capital contribution to, or other investment in, any Person (except for any such Contracts relating to advances, loans, extensions of credit or capital contributions to employees of Network), and, for the avoidance of doubt, all advances, loans and extensions of credit (whether or not to employees) shall be fully repaid to Network prior to the Closing Date;

(xii)                             any mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien on any Network Property;

(xiii)                          any Contract that has an aggregate future liability to any Person in excess of $10,000 or is not terminable by Network by notice of not more than ninety (90) days for a cost of less than $10,000;

(xiv)                         any agency, dealer, sales representative, distributorship or other similar Contract that is not terminable by Network by notice of not more than ninety (90) days for a cost of less than $10,000;

(xv)                            any Contract in existence as of the date hereof requiring, individually or in the aggregate, future capital expenditures in excess of $10,000;

(xvi)                         any Contract with any agency of the United States federal government;

(xvii)                      any Contract with any Affiliate;

(xviii)                   any partnership, joint venture or similar arrangements involving a sharing of profits or expenses;

(xix)                           any so-called requirements Contract requiring Network to purchase its requirements of a particular raw material, resource or product from a particular supplier or suppliers, or to purchase all or substantially all of the output or production of a particular supplier; and

(xx)                              a written summary of each oral Contract and each oral amendment to any written Contract.

(b)                                 True, complete and correct copies of each Material Contract in Section 3.09(a) of the Disclosure Schedule have been delivered electronically to Parent’s designated FTP site.

(c)                                  Each Material Contract to which Network is a party, whether or not set forth in Section 3.09(a) of the Disclosure Schedule, (collectively, the “Network Contracts”) is, and immediately following the Merger will be, valid, binding and in full force and effect and enforceable by the Surviving Corporation in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles), subject to the procurement of the Consents listed in Section 3.09(c) of the Disclosure Schedule.

(d)                                 Except as set forth in Section 3.09(d) of the Disclosure Schedule, Network has performed all obligations required to be performed by it under the Network Contracts and is not (with or without the lapse of time, giving of notice, or both) in breach or default thereunder and, to the knowledge of Network, no other party to any of the Network Contracts is (with or without the lapse of time, giving of notice, or both) in breach or default in any aspect thereunder.  Except as described in Section 3.09(d) of the Disclosure Schedule, no party to a Network Contract has given written notice of termination of, or, to the knowledge of Network, has threatened to terminate, any such Network Contract.

Section 3.10                                Litigation.  Except as set forth in Section 3.10 of the Disclosure Schedule, there are no pending or, to the knowledge of Network, threatened Proceedings against Network (including, without limitation, any threatened proceedings by any Shareholder), and Network has not initiated, nor is it contemplating initiating, any Proceedings against any other Person.  Neither Network nor any of its properties is subject to, bound by, or in default under, any unsatisfied, unbonded Judgment.  To the extent necessary in order to ensure coverage of the claims underlying such Proceeding, all Proceedings have been timely reported to those insurance carriers of Network with possible coverage arising out of such Proceedings and no reservation of rights or denial of coverage has been issued by any such carrier(s).

Section 3.11                                Taxes.

(a)                                  Except set forth in Section 3.11(a) of the Disclosure Schedule, (i) Network has timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all respects, and has paid all Taxes that have become due, whether or not shown as due on such Tax Returns, (ii) no notices respecting asserted or assessed and unresolved deficiencies for any Tax have been received by Network for any Tax periods, (iii) there is no investigation by any Taxing Authority presently pending or, to the knowledge of Network, threatened with respect to Network, and Network is not a party to any action or proceeding by any Taxing Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened, and Network is not currently pursuing an appeal of any Tax imposed against it, and (iv) Network has made all withholdings of Taxes required to be made under all applicable United States, foreign, state, and local Tax regulations and such withholdings have either been paid to the respective Governmental Entities or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Network.

(b)                                 The federal and state income Tax Returns of Network required for the taxable year ending December 31, 2008 have been filed and Network has furnished or made available to Parent or its representatives true and complete copies of each federal and state income Tax Return filed by Network for the three (3) most recent taxable years.

(c)                                  Network has never been a member of an affiliated group filing a consolidated Tax Return and does not have any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), (ii) as a transferee or successor, or (iii) by contract or otherwise.

(d)                                 There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Network is a party and that could be treated as a partnership for federal income Tax purposes.

(e)                                  Except as set forth in Section 3.11(e) of the Disclosure Schedule, Network does not have, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have subjected it to the taxing jurisdiction of a foreign country.

(f)                                    No written claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where Network does not file Tax Returns that Network is or may be subject to taxation by that jurisdiction nor, to the knowledge of Network, is there any factual or legal basis for any such claim.

(g)                                 Network has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)                                 Network is not a party to, nor is it bound by, any Tax allocation or sharing agreement that may impose any liability on Network subsequent to the Closing Date.

(i)                                     Network has provided Parent with copies of all Tax opinions relating to Network, and, except as disclosed in the Financial Statements, Network has not had a “material weakness” for purposes of GAAP within the past three (3) years.

(j)                                     Network is not, nor has it been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(k)                                  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Network.  Section 3.11(k) of the Disclosure Schedule sets forth all Taxes that are currently subject to dispute by Network or the applicable governmental entity.

(l)                                     To the knowledge of Network, Network is in compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(m)                               Network has never elected to be treated as an S corporation under Section 1362 of the Code or any corresponding provision of federal or state Law.

(n)                                 All material elections with respect to Network’s Taxes made during the taxable years ending December 31, 2006, 2007, and 2008 are reflected on Network’s Tax Returns for such periods, copies of which have been provided to Parent.  After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

(o)                                 Except as set forth in Section 3.11(o) of the Disclosure Schedule, there is no agreement, contract or arrangement to which Network is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G of the Code.  The consummation of the transactions contemplated by this Agreement shall not result in any tax liability or negative tax consequences to Network, the Surviving Corporation or Parent as a result of the operation of Section 280G of the Code.

Section 3.12                                Absence of Changes or Events.

(a)                                  Except as set forth in Section 3.12(a) of the Disclosure Schedule, since April 30, 2010, there has not been any Network Material Adverse Effect.

(b)                                 Since April 30, 2010, Network has been operated in the ordinary course of business in substantially the same manner as conducted prior to April 30, 2010, and Network has not, except as set forth in Section 3.12(b) of the Disclosure Schedule:

(i)                                     amended the Network Charter or the Network Bylaws;

(ii)                                  declared, set aside or paid any dividend or made any other distribution on or in respect of any shares of Network Capital Stock;

(iii)                               redeemed or otherwise acquired any shares of Network Capital Stock;

(iv)                              issued, delivered, sold, granted, pledged or otherwise encumbered any shares of Network Capital Stock or any securities convertible or exchangeable into or exchangeable for any rights, warrants, “phantom” stock rights, stock appreciation rights, options or similar derivative securities to acquire, any shares of Network Common Stock;

(v)                                 (A) split, combined or reclassified any shares of Network Capital Stock or engaged in a recapitalization, exchange of shares or similar transaction with respect to the Network Capital Stock, or (B) issued or authorized the issuance of any other securities in respect of, in lieu of, or in substitution for, any shares of Network Capital Stock;

(vi)                              (A) granted any severance, retention, bonus or termination pay or salary increase to any of its current or former employees, directors or officers, (B) entered into, amended or increased benefits payable under any severance or termination pay policies or employment or other agreements, (C) established, adopted or amended any bonus, profit sharing, pension, retirement, change-in-control, deferred compensation, compensation or other benefit plan or arrangement covering any of its current or former directors, officers or employees, or (D) increased or accelerated the vesting or payment of any compensation, bonus or other benefits payable to any of its current or former directors, officers or employees;

(vii)                           incurred any indebtedness for borrowed money or granted any guarantee in respect thereof;

(viii)                        acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

(ix)                                sold, transferred, leased or otherwise disposed of any assets, except (A) the sale or disposal of obsolete or excess equipment, or (B) sales, transfers, leases or disposals in the ordinary course of business consistent with past practice;

(x)                                   canceled any material indebtedness (individually or in the aggregate) or waived any claims or rights of material value;

(xi)                                paid, loaned or advanced any amount to, or sold, transferred or leased any assets to, or entered into any agreement or arrangement with, any Shareholder (other than the payment of salary, advances and reimbursement of expenses to employee Shareholders in the ordinary course of business);

(xii)                             made any change in accounting methods, principles or practices, except as required by GAAP or Law;

(xiii)                          accelerated the billing or issuance of invoices or the collection of accounts receivable, granted any discounts or delayed the payment of accounts payable and other liabilities outside the ordinary course of business consistent with past practice;

(xiv)                         entered into any Contract (or series of related Contracts) outside the ordinary course of business providing for total payments by Network in excess of $10,000 or that is not terminable by Network by notice of not more than ninety (90) days for a cost of less than $10,000;

(xv)                            amended any Tax Return entered into any material agreement or settlement with respect to Taxes, filed any amended Tax Return, surrendered any right to claim a refund of Taxes, or changed or modified, in any material respect, any method of reporting income, deductions or other items for Tax purposes; or

(xvi)                         agreed, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Since April 30, 2010, there has not occurred any event or occurrence resulting in damage, destruction or other casualty loss of $10,000 or more (whether or not covered by insurance) to any of Network’s assets.

Section 3.13                                Compliance with Law.  Network is in compliance in all material respects with all Laws applicable to the conduct of its business, including, but not limited to, the Foreign Corrupt Practices Act (“FCPA”).  Network has not received, during the three (3) years before the date of this Agreement, any written notice from a Governmental Entity alleging that Network is in violation of any Law.  No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, state or local Tax Authority) with respect to Network is pending or, to the knowledge of Network, threatened, nor has any Governmental Entity indicated in writing to Network any intention to conduct the same.

Section 3.14                                Employees.

(a)                                  Section 3.14 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, officer, director, independent contractor and consultant of Network, including each such Person who is on leave of absence or layoff status:  name and job title, vacation available for calendar year 2010 and the amount of such vacation time owed to such employee as of the most recent available date.  Network has provided to Parent a complete and accurate list of the following information for such Persons:  base and bonus and other compensation paid during the calendar 2009, and the base compensation, bonus target and attendant bonus compensation for calendar year 2010.  Except as disclosed in Section 3.14 of the Disclosure Schedule, to the knowledge of Network, no current employee of Network and no former employees of Network hired after January 1, 2008 are a party to, or are otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, noncompetition, nonsolicitation or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to Network, or (ii) the ability of Network to conduct its business.  To the knowledge of Network, no employee of Network intends to terminate his or her employment nor does any independent contractor or consultant intend to terminate his or her engagement by Network.  Section 3.14 of the Disclosure Schedule also identifies all vehicles, club membership and other like benefits or perquisites, if any, paid or payable by Network on behalf of such Persons.

(b)                                 Network has no knowledge that any employees and independent contractors set forth in Section 3.14 of the Disclosure Schedule will not continue to be available to work for Network on substantially the same terms and conditions as are currently in place following the Closing Date.

(c)                                  Except as set forth in Section 3.14(c) of the Disclosure Schedule, no employee or independent contractor of Network has any agreement as to length of notice or severance payment required to terminate his or her employment other than notices and payments required by operation of Law from the employment of an employee without an agreement as to notice or severance.

(d)                                 No employee of Network shall be entitled to severance or similar payments upon the completion of the transactions contemplated hereby.

(e)                                  All levies, assessments, penalties, charges, surcharges or other amounts due pursuant to applicable workers’ compensation legislation or similar Laws have been paid as required of Network, and Network has not been reassessed under any such legislation or Laws during the past three (3) years.  Network has conducted its business and is in compliance with all such applicable workers’ compensation legislation.

(f)                                    Network maintains a Form I-9, in compliance with Laws and regulations, for each employee for whom such a Form I-9 must be maintained; and no charge or complaint against Network is pending or, to the knowledge of Network, threatened under the Immigration Reform and Control Act of 1986, as amended.

(g)                                 Network has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees employed on or prior to the date hereof, and Network is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and as of the date hereof is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security benefit or other benefits for such employees (other than routine payments to be made in the ordinary course of business).

(h)                                 Except as set forth on Section 3.14(h) of the Disclosure Schedule, no employment agreements, or other agreements exist between Network and any current employee, officer, director, independent contractor, or consultant of Network other than employment-at-will arrangements in the ordinary course of business.

(i)                                     Each current and former employee of Network has executed and delivered to Network one or more agreements providing that each such employee and former employee (i) will protect and not use, for their own benefit or the benefit of any third party, Network’s confidential information and trade secrets, (ii) will not, during such employee’s employment and for a period of one (1) year following termination of employment, compete with the business operated by Network, (iii) has assigned to Network all inventions and intellectual property developed during or as a result of his/her employment with Network, and (iv) will not, during such employee’s employment and for a period of one (1) year following termination of employment, solicit the employees or customers of Network to discontinue their respective relationships with Network.  Each such agreement described in this Section 3.14(i) is in full force and effect and is enforceable against each such employee and former employee both prior to and following the Effective Time (subject to the expiration of the applicable restriction periods set forth in such agreements).

Section 3.15                                Employee Benefit Plans.

(a)                                  Except as set forth in Section 3.15(a) of the Disclosure Schedule, with respect to current or former employees, officers, and directors (and/or their dependents) of Network or of any ERISA Affiliate, and current or former independent contractors, neither Network nor any ERISA Affiliate maintains, contributes to, or has any obligation to contribute to, or has any liability or potential liability with respect to, any (i) defined contribution plans (as defined in Section 3(34) of ERISA) or defined benefit plans (as defined in Section 3(35) of ERISA) or arrangements (whether or not terminated) that are employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Employee Pension Plans”), (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”), or (iii) any plan, policy, agreement, practice, program or arrangement (whether or not terminated) that provides nonqualified deferred compensation, bonuses or other compensation, stock purchase rights or stock option awards, incentive benefits or compensation, severance benefits or compensation (including, without limitation, any severance guidelines), change of control or retention benefits or compensation or any plan, policy, agreement, practice, program or arrangement that provides any health, life, disability, accident, vacation, personal leave, tuition reimbursement or other fringe benefits or perquisites (“Other Plans”).  Neither Network nor any ERISA Affiliate participates in or contributes to, or has participated in or contributed to during any period with respect to which any relevant statute of limitations remains open any (A) multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) (“Multiemployer Plan”), or (B) Employee Pension Plan that is subject to Title IV of ERISA (“Defined Benefit Plan”).  Except as set forth in Section 3.15 of the Disclosure Schedule, neither Network nor any ERISA Affiliate maintains or has any obligation to contribute (or any other liability with respect to) to any funded or unfunded (x) Employee Welfare Plan, or (y) Other Plan that provides post-retirement health, accident or life insurance benefits to current or former employees, current or former officers, current or former directors, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.  Any Employee Pension Plan, Employee Welfare Plan, Other Plan, Multiemployer Plan, and Defined Benefit Plan set forth in Section 3.15 of the Disclosure Schedule is referred to herein individually as an “Employee Plan”, and collectively, as the “Employee Plans”.

(b)                                 The Employee Plans have been maintained, contributed to, and administered in accordance with their terms and the provisions of Laws, including, without limitation, ERISA and the Code.  Except as set forth in Section 3.15(b) of the Disclosure Schedule, each Employee Plan that is intended to meet the requirements for tax-favored treatment under Subchapter D of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, including any Employee Plans intended to qualify under Section 401 of the Code.  Nothing has occurred with respect to the form or operation of such Employee Plans that (unless corrected without liability to Network) would reasonably be expected to cause the loss of such tax-favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other Law.  Each such Employee Pension Plan that is intended to meet the requirements of a qualified plan under Code Section 401(a) (“Qualified Plan”) is covered by a favorable determination letter or a favorable opinion letter issued to a prototype or volume submitter plan sponsor from the Internal Revenue Service that such Employee Pension Plan is so qualified.  No shares of employer securities of Network or of any ERISA Affiliate are held as assets of the Network 401(k) Plan or of any other Employee Plan.

(c)                                  Neither Network nor any ERISA Affiliate is subject to (i) any liability, lien or other encumbrance under any agreement imposing liability on Network in accordance with ERISA Section 4204 or under any other provision of Title IV of ERISA or Code Section 412, (ii) contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to any plan, participant, or other Person, or (iii) any lien or other encumbrance under ERISA Section 4068.

(d)                                 There are no pending or, to Network’s knowledge, threatened actions, investigations, suits or claims (other than routine claims for benefits in the ordinary course) by any Employee Plan participant or other claimant against, or on behalf of, any Employee Plan or any trusts that are associated with such Employee Plans or against any fiduciary of the Employee Plans, and there are no facts which could give rise to any such actions, investigations, suits or claims.  None of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity.  There have been no non-exempt “prohibited transactions” (as such term is defined in Code Section 4975 or Section 406 of ERISA) with respect to any such Employee Plan.  No fiduciary of any Employee Plan has any liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Plan; and no condition exists that will or could be expected to give rise to liability for breach of fiduciary responsibilities under ERISA, or to any fines, penalties, fees, sanctions or other payments under ERISA, the Code or Law.  There have been no claims or notice of claims filed under any fiduciary liability policy, fiduciary bond or indemnification agreement covering any Employee Plan, or any fiduciary of any Employee Plan.

(e)                                  True, current and complete copies of the following documents, with respect to each of the current Employee Plans, have been delivered or made available, to Parent by Network, to the extent applicable: (i) all Employee Plans’ plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto, (ii) the three most recent annual Forms 5500 and all required schedules thereto and all top hat notices, (iii) the three most recent annual actuarial reports, if any, (iv) determination letters, or other compliance documentation, issued by the Internal Revenue Service or other Governmental Entity since January 1, 2003, (v) summary plan description, or if there is none for a particular current Employee Plan, the primary written explanation to employees of that plan, (vi) all written interpretations of the Employee Plans, and all written descriptions of all non-written agreements relating to the Employee Plans, (vii) the three most recent annual financial statements for each Employee Plan (to the extent applicable), and (viii) all material communications from Governmental Entities during the past three years (including, without limitation, the Internal Revenue Service and Department of Labor) relating to the Employee Plans.

(f)                                    None of the Employee Plans is a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)) or a multiple employer plan (within the meaning of ERISA Section 210).

(g)                                 To the extent applicable to Network, Network has complied with the provisions of Code Section 406 and the Treasury Regulations thereunder with respect to all employees of foreign affiliates who are or have been treated as employees of Network for purposes of participation in the Employee Pension Plans.

(h)                                 All Employee Plans that are “nonqualified deferred compensation plans,” as defined in Code Section 409A, that are maintained by Network have been operated in compliance with the provisions of Code Section 409A and the regulatory guidance thereunder, and, except as set forth on Section 3.15(h) of the Disclosure Schedule, all such plans were amended on or prior to January 1, 2009 to comply with the requirements of Code Section 409A and the regulatory guidance thereunder.

(i)                                     All payments, contributions, insurance premiums, and compensation deferrals elected by an Network employee or required to have been made by Network under law or under the terms of any Employee Plan for all complete and partial periods up to and including the Closing Date have been made or will be made to the appropriate Employee Plan prior to the Closing.

(j)                                     Each Employee Plan which is a Qualified Plan providing for participant-directed investments meets in all material respects the requirements of an ERISA Section 404(c) Plan within the meaning of Department of Labor Regulations Section 2550.404c-1(b).

(k)                                  Each Employee Plan which is an individual account plan within the meaning of ERISA Section 3(34) and the fiduciaries of each such Employee Plan have complied, if applicable, with the notice requirements under ERISA Section 101(i) and Department of Labor Regulations Section 2520.101-3 with respect to any blackout period.

(l)                                     No representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Plan have been or will be made prior to the Closing Date to any employee, beneficiary or other Person other than those which are in accordance with the terms and provisions of each such Employee Plan as in effect immediately prior to the Closing.

Section 3.16                                Environmental Matters.

(a)                                  To the knowledge of Network, Network is in compliance with all (i) applicable Environmental Laws, and (ii) Environmental Permits required to conduct its operations as currently conducted.  To the knowledge of Network, Network has no liabilities pursuant to Environmental Laws or as a result of the presence of any substance, including but not limited to, Hazardous Materials or naturally occurring radioactive materials, in any materials sold through Network’s internet marketplace on behalf of Network’s customers.  Without limiting the generality of the foregoing, to the knowledge of Network, Network (A) has no liability pursuant the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986) (“CERCLA”), (B) has never been an owner, lessee or operator of a site or facility at or from which any Hazardous Materials have been disposed, (C) has never been the generator of any Hazardous Materials, (D) has never been a transporter of any Hazardous Materials, and (E) has never been the arranger of the disposal or treatment of any Hazardous Materials, in each case pursuant to CERCLA.

(b)                                 No Proceeding under any Environmental Laws or Environmental Permits has been commenced or, to the knowledge of Network, is threatened by any Governmental Entity against Network.

(c)                                  Except as set forth on Section 3.16(c) of the Disclosure Schedule, Network has not (i) contracted, or otherwise agreed, to indemnify any Person, in whole or in part, with respect to any liability, claim, costs, fees or demand, known or unknown, arising under, or related to, any Environmental Law, or (ii) contractually agreed to assume any liability, costs, expenses, claims or fees arising under any Environmental Law.

Section 3.17                                Insurance.  Section 3.17 of the Disclosure Schedule identifies a true and complete list of the policies of insurance held by Network as of the date of this Agreement.  All such insurance policies are in the name of Network, and all premiums with respect to such policies due before the date of this Agreement have been paid and all premiums with respect to such policies due between the date hereof and the Closing Date will be paid.  All such policies are in full force and effect, and Network has not received notice of cancellation or termination of any policy.  Network has not been denied or had revoked or rescinded any policy of insurance.

Section 3.18                                Transactions with Related Parties.  Except as set forth in Section 3.18 of the Disclosure Schedule, no Related Party or Related Entity is a party to any transaction with Network, including any Contract, agreement or other arrangement providing for the employment of, furnishings of services by, rental of real or personal property from, loaning of money to or borrowing of money from, or otherwise requiring payment to any Related Entity or Related Party, other than employment-at-will arrangements in the ordinary course of business.  For purposes of the foregoing, a “Related Party” shall mean any Shareholder, and any director or officer of Network, and any beneficiary of any Shareholder that is a trust or an estate, or any immediate family member of any of the foregoing; and “Related Entity” shall mean any corporation, partnership, trust or other Person in which any Related Party has a substantial interest or is an officer, director, trustee, partner or beneficial holder of more than five percent (5%) of the outstanding capital stock or equity interests of such entity.

Section 3.19                                Governmental Permits.  To the knowledge of Network, Network owns, holds or possesses all licenses, franchises, permits, approvals and other authorizations from all Governmental Entities necessary for it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted (collectively “Governmental Permits”)  Section 3.19 of the Disclosure Schedule sets forth a list and a brief description of each Governmental Permit of Network, complete and correct copies of which have been delivered to Parent by Network.  Each Governmental Permit is in full force and effect, and Network has not received any written notice that any revocation, termination or expiration of any Governmental Permit is threatened or pending.  No Governmental Permit shall be revoked, adversely affected or impaired as a result of the consummation of the Merger.

Section 3.20                                Network’s Sellers and Buyers.  Section 3.20 of the Disclosure Schedule lists the names of (a) the twenty-five (25) Network customers selling the largest amount of goods through Network’s internet portal (measured by both revenue and gross sales dollars), and (b) the twenty-five (25) Persons purchasing the largest amount of goods through Network’s internet portal (measured by gross sales dollars), in each case for each of calendar years 2009, 2008 and 2007.  Section 3.20 of the Disclosure Schedule also sets forth (x) the twenty (20) states into which the largest amount of customer goods (measured in terms of gross sales dollars) sold through Network were located prior to sale in calendar years 2009, 2008 and 2007, (y) the ten (10) countries from which the largest amount of sales of customer goods (measured in terms of gross sales dollars) originated, and (z) the ten (10) countries in which the largest purchasers of customer goods (measured in terms of gross sales dollars) are located.

Section 3.21                                Brokers.  Network has not engaged any investment banker, broker, finder, other intermediary or other Person which would be entitled to any brokerage, finder’s or similar fee or commission from Network in connection with the transactions contemplated by this Agreement.

Section 3.22                                Certain Business Practices.  Neither Network nor, to the knowledge of Network, any director, officer, agent or employee of Network has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.23                                Export Compliance.  To the knowledge of Network, Network has at all times been in compliance with all requirements of any U.S. Governmental Entity relating to export controls and economic sanctions.  To the knowledge of Network, Network has not conducted any activity with respect to its business or its assets in violation of laws relating to trade control, including without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export

Administration Regulations, the Trading with the Enemy Act, or the various U.S. economic sanction and embargo programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States, or any other US export regulations.  To the knowledge of Network, Network has not caused, permitted, or allowed any other Person to conduct any such activity with respect to any of its business or its assets.  Network is not subject to any action of any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to governmental bodies.  Except to the extent permitted under Law, to the knowledge of Network, Network has not, directly or indirectly, sold any product or provided any service to or on behalf of, or otherwise engaged in any transaction with or involving, Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any Person identified on a U.S. government list.  Network has not and is not in the process of filing a voluntary disclosure concerning any export violation.  Section 3.23 of the Disclosure Schedule sets forth a complete and detailed list of any and all disclosures, violations, fines and penalties that Network has incurred due to violations of any export control regulation enforced by any Governmental Entity.

Section 3.24                                Labor Matters.

(a)                                  Network is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or sought to represent any of Network’s employees or representatives.

(b)                                 There is no strike or other labor dispute involving Network pending, or to the knowledge of Network, threatened.  Network has not, during the three (3) year period before the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any its employees.

(c)                                  Individuals who are performing consulting or other services for Network are or were correctly classified by Network as either “independent contractors” or “employees” as the case may be.

(d)                                 Network is in compliance with all Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.

(e)                                  There are no pending, or, to the knowledge of Network, threatened, claims or actions against Network under any workers’ compensation policy or long-term disability policy.

(f)                                    Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., Network has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Network, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Network, nor has Network been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.  No employee has suffered an “employment loss” (as defined in the WARN Act) in the past three (3) years.

(g)                                 Since January 1, 2008, each Network employee whose employment has been terminated by Network has executed and delivered to Network a full and final release of all claims against Network.  Each such release (i) has been supported by adequate consideration therefor, (ii) remains in full force and effect, and (iii) is binding upon, and enforceable against, such employee both prior to and following the Effective Time (subject to the expiration of the applicable restriction periods set forth in such agreements).

Section 3.25                                Disclosure.  None of the representations and warranties made by Network (taken together with the Disclosure Schedule) in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.  The financial projections relating to Network delivered to Parent have been prepared in good faith, are not fraudulent in any respect, and are based on reasonable assumptions, constitute Network’s best estimate of the information purported to be shown therein, and Network is not aware of any fact or information that would lead it to believe that such projections are misleading in any material respect; provided that, excepting fraud, Network does not represent or warrant that such financial projections will prove to be accurate in any respect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in that certain schedule (such schedule being incorporated in and made a part of the representations and warranties of Parent and Merger Sub, as applicable, in this Article IV and being referred to herein as the “Parent/Merger Sub Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to Network as hereinafter provided in this Article IV.

Section 4.01                                Organization and Standing.

(a)                                  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is the wholly owned subsidiary of Parent.  Merger Sub is a corporation duly organized, validly existing and good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Each of Parent and Merger Sub is duly qualified and in good standing to do business as a foreign corporation under the laws in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary.  Parent has delivered to Network and the Shareholder Representative true and complete copies of Parent’s Certificate of Incorporation and Bylaws, each so delivered being in full force and effect and as amended to the date hereof (“Parent Certificate of Incorporation” and “Parent Bylaws,” respectively), and Merger Sub has delivered to Network and the Shareholder Representative true and complete copies of Merger Sub’s Certificate of

Incorporation and Bylaws, each so delivered being in full force and effect and as amended to date hereof (“Merger Sub Certificate of Incorporation” and “Merger Sub Bylaws,” respectively).  Parent is not in violation of Parent Certificate of Incorporation or Parent Bylaws.  Merger Sub is not in violation of the Merger Sub Certificate of Incorporation or the Merger Sub Bylaws.

(b)                                 The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, par value one cent ($.01) per share, all of which are (i) outstanding, (ii) owned of record by Parent, and (iii) entitled to vote on the Merger.

Section 4.02                                Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is to be a party and to consummate the transactions contemplated herein or therein.  Each of Parent and Merger Sub has taken all corporate action required to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is to be a party.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, at or before the Closing, will have duly executed and delivered each Ancillary Agreement to which it is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which it is to be a party will, when executed, constitute Parent’s and/or Merger Sub’s legal, valid and binding obligation, enforceable against Parent and/or Merger Sub in accordance with its terms (subject to applicable bankruptcy insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles).

Section 4.03                                No Conflicts.

(a)                                  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is to be a party by Parent and/or Merger Sub do not, and the consummation of the Merger will not, with notice, lapse of time or both, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, result in the triggering of any payment or other obligation or loss of any benefit under, or result in the creation of any Lien on any of the assets or properties of Network under, (i) any provision of the Parent Certificate of Incorporation or the Parent Bylaws, or the Merger Sub Certificate of Incorporation or the Merger Sub Bylaws, (ii) any Contract to which Parent or the Merger Sub is a party or by which any of their properties or assets is bound, (iii) any Judgment applicable to Parent or the Merger Sub or any of their properties or assets, or (iv) any Law.

(b)                                 No authorization, consent, approval or waiver from, or notice to, or filing with, any Governmental Entity or any other Person (other than required director approvals and the approval of Parent as the sole shareholder of Merger Sub) is required to be obtained or made with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby, other than the filing of the Certificate of Merger.

Section 4.04                                Litigation.  There are no actions, suits, proceedings, claims, arbitrations or investigations pending before any Governmental Entity or, to the knowledge of Parent or Merger

Sub, as the case may be, threatened against Parent or Merger Sub that could be reasonably expected to prevent, enjoin, or materially alter or delay Parent’s or Merger Sub’s performance of its obligations, covenants and agreements under this Agreement or any Ancillary Agreement and/or the consummation of the Merger.

Section 4.05                                Brokers.  Except as set forth on Section 4.05 of the Parent/Merger Sub Disclosure Schedule, neither Parent nor Merger Sub is obligated to pay any fee or commission to any broker, finder, investment broker or other intermediary in connection with the transactions contemplated.  Any liabilities incurred by Parent or its Affiliates pursuant to such fees or commissions shall be borne exclusively by Parent.

Section 4.06                                SEC Filings.  Since January 1, 2007, Parent has made all filings it has been required to make with the Securities and Exchange Commission (“SEC”).

Section 4.07                                Compliance with Law.  Parent and Merger Sub are in compliance in all material respects with all applicable Laws.

Section 4.08                                Financing.  Parent has sufficient cash to fund the full Merger Consideration, including without limitation, any Earn-Out Payments.

ARTICLE V
COVENANTS

Section 5.01                                Covenants Relating to Conduct of the Parties Before the Closing.  Network shall carry on its business in the ordinary course of business consistent with past practice and to use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and senior employees and preserve its relationships with employees, customers, suppliers and others having business relationships and dealings with it, and not take any of the following actions without the prior written consent of Parent:

(a)                                  amend the Network Charter or the Network Bylaws,

(b)                                 declare, set aside or pay any dividend (whether or not in cash) or make any other distribution (whether or not in cash) whether on or in respect of any shares of Network Capital Stock, and any of the foregoing shall require Parent’s prior written consent (including, but not limited to, with respect to the timing and amounts thereof);

(c)                                  redeem or otherwise acquire any shares of Network Capital Stock;

(d)                                 issue, deliver, sell, grant, pledge or otherwise encumber any shares of Network Capital Stock or any securities convertible or exchangeable into or exchangeable for any rights, warrants, “phantom” stock rights, stock appreciation rights, options or similar derivative securities to acquire, any shares of Network Capital Stock;

(e)                                  (i) split, combine or reclassify any shares of Network Capital Stock or engage in a recapitalization, exchange of shares or similar transaction with respect to the Network Capital Stock, or (ii) issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, any shares of Network Capital Stock;

(f)                                    (i) increase its level of staffing over previous levels inconsistent with past practices or unless resulting from increases in business volume, (ii) grant any severance, retention, bonus or termination pay or salary increase to any of its current or former employees, directors or officers, (iii) establish, enter into, amend or increase benefits payable under any severance or termination pay policies or employment or other agreements, (iv) establish, adopt or amend any bonus, profit sharing, pension, retirement, change-in-control, deferred compensation, compensation or other benefit plan or arrangement covering any of its current or former directors, officers or employees, or (v) increase or accelerate the vesting or payment of any compensation, bonus or other benefits payable to any of its current or former directors, officers or employees, in each case other than (A) as required by Law, (B) as required under the terms of any Employee Plan or to satisfy contractual obligations in existence on the date of this Agreement, and (C) normal increases in compensation, bonus or other benefits payable to non-officer employees in the ordinary course of business consistent with past practice or merit increases in salaries of non-officer employees at regularly scheduled times in customary amounts consistent with past practice;

(g)                                 incur any indebtedness (other than business expenses incurred in the ordinary course of business consistent with past practice and in no event exceeding in the aggregate $10,000) or grant any guarantee in respect thereof;

(h)                                 permit any of its assets to become subject to any Lien, except for Permitted Encumbrances;

(i)                                     acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

(j)                                     sell, transfer, lease or otherwise dispose of any assets, except (i) the sale or disposal of obsolete or excess equipment, or (ii) sales, transfers, leases or disposals in the ordinary course of business consistent with past practice;

(k)                                  cancel any indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(l)                                     incur any obligation or liability, individually or in the aggregate, for any capital expenditure in excess $10,000;

(m)                               pay, loan or advance any amount to, or sell, transfer or lease any assets to, or enter into any agreement or arrangement with any Shareholder or any beneficiary of any Shareholder that is a trust other than in respect of payments of salary and benefits to any Shareholder who is employed by Network (or any Affiliate of any Shareholder who is employed by Network);

(n)                                 make any change in accounting methods, principles or practices, except as required by GAAP or Law, and except for any restatements of or changes to the Financial Statements required by any change in the timing of Network’s recognition of revenue and associated expenses in conformity with GAAP or any other change resulting therefrom;

(o)                                 (i) make, change or revoke any election in respect of Taxes (except as required by Law), (ii) change an annual accounting period, (iii) adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, (iv) make any agreement or settlement with respect to Taxes, (v) file any amended Tax return, (vi) surrender any right to claim a refund of Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(p)                                 accelerate the billing or issuance of invoices or the collection of accounts receivable or grant any discounts;

(q)                                 fail to maintain its books and records in a manner consistent with past practice;

(r)                                    fail to comply with all Laws;

(s)                                  settle any lawsuit or claim if such settlement imposes a continuing monetary or non-monetary obligation on Network with respect to periods after the Closing;

(t)                                    enter into any Contract or commitment outside the ordinary course of business providing for total payments by Network in excess of $10,000 or that is not terminable by Network by notice of not more than ninety (90) days for a cost of less than $10,000, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than in the ordinary course of business consistent with past practice; or

(u)                                 agree, whether in writing or otherwise, to do any of the foregoing, or take or agree or commit to take any action that would (i) make any representation and warranty of Network hereunder that is qualified as to materiality inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) make any representation and warranty of Network hereunder that is not so qualified by materiality inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (iii) that would prevent, impair or delay the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

Section 5.02                                Access.

(a)                                  From the date hereof to the Closing, except to the extent prohibited or limited by Law, Network shall grant or furnish to Parent and its representatives, employees, counsel and accountants access to the personnel, properties, books and records of Network, and Network shall cooperate with any other requests made by Parent and its representatives, employees, counsel and accountants with their due diligence review of Network.

(b)                                 After the Closing, upon the Shareholder Representative’s reasonable request, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, grant or furnish to the Shareholder Representative and such Shareholder Representative’s representatives, agents, counsel and accountants reasonable access to the properties, books and records of the Surviving Corporation (including, for purposes of Section 2.06 and 2.07) in connection with the preparation and validation of the adjustment to the Merger Consideration under Section 2.06 and 2.07.  Parent shall provide copies of any books and records reasonably requested by any of the aforementioned Persons in connection with this Section 5.02(b).  Parent shall not, and shall cause its Affiliates to not, destroy any books and records of Network except in compliance with Parent’s record retention policy.

Section 5.03                                Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.02 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the non-disclosure agreement effective January 12, 2010 (the “Confidentiality Agreement”) between Network and Parent.

Section 5.04                                Efforts.

(a)                                  On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, but in any event before the Outside Date, the Merger and the transactions contemplated by the Ancillary Agreements, including, but not limited to, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and taking all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (ii) until a final non-appealable order has been issued, defending any lawsuits or other Proceeding, whether judicial or administrative, challenging this Agreement, any of the Ancillary Agreements or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.  Each of Parent, Merger Sub, the Shareholder Representative and Network shall refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement or any of the Ancillary Agreements, including action that would impair any such party’s ability to consummate the Merger or the transactions contemplated by the Ancillary Agreements, except as may be required under Law or by order, decree or ruling of, or other action taken by, a Governmental Entity.

(b)                                 None of Network, the Shareholder Representative, Parent or Merger Sub shall, directly or indirectly, enter into any agreement with a Governmental Entity to, or represent to a Governmental Entity that it will, delay or not consummate the Merger, except with the prior written consent of Parent or Network, respectively, such consent not to be unreasonably withheld.  Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in Section 5.04(a)(ii) above.  Each party will (i) promptly notify the other party of any written communication to that party from any

Governmental Entity and, subject to Law, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate or participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger. Each party shall promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened Proceeding or investigation by any Governmental Entity or any other Person (A) challenging this Agreement or the consummation of the Merger or seeking damages in connection with consummation of the Merger, or (B) seeking to restrain or prohibit the consummation of the Merger.

(c)                                  Notwithstanding the foregoing, in no event and under no circumstances shall Parent, Merger Sub, the Shareholder Representative or Network, have any obligation, in order to consummate the Merger or to resolve objections, if any, to the consummation of the Merger, to take any action(s) that would result in a material adverse change in the benefits to Network on the one hand and to Parent and Merger Sub on the other, of this Agreement and the Merger or to dispose of or make any change to their respective businesses, to expend any funds or to otherwise incur any burden other than those contemplated by this Agreement.

Section 5.05                                Consents.  Prior to the Closing, Network shall use its commercially reasonable efforts (a) to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any third party under any Material Contract, and to give prompt notice to Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required under any Material Contract in connection with the Merger, and, (b) in any event shall obtain all of the consents listed in Section 7.01(e) of the Disclosure Schedule.  Parent shall reasonably cooperate with Network in connection with the foregoing.  Notwithstanding the foregoing, none of Network (except to the extent a Material Contract requires such payment as a condition to such consent), the Shareholder Representative, Merger Sub, or Parent shall be required to expend money or, without Parent’s prior written consent, amend, waive or otherwise alter any material terms under any Material Contract in order to obtain any waiver, consent, approval, order or authorization from any third party required under any Material Contract.

Section 5.06                                Publicity.  Network and the Shareholder Representative agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either of them without the prior written consent of Parent in each instance (other than communication by Network to its Shareholders and customers and suppliers with respect to procuring the required approvals for the Merger and communications by Network with respect to procuring third party consents required hereunder).  If Parent shall choose to issue a press release specifically relating to the transactions contemplated hereby, such press release shall be provided to Network, J. Boyd Heath III and the Shareholder Representative (if the

Shareholder Representative is other than J. Boyd Heath III) for their review in advance of the issuance thereof.

Section 5.07                                Arrangements with Network Shareholders.  Before the Closing, other than this Agreement and any Ancillary Agreement, Network shall cause all Contracts and arrangements (including any Contract or arrangement relating to the extension of credit in the form of personal loans), if any, between Network, on the one hand, and any of its Shareholders, on the other hand, to be terminated or settled and be of no further force or effect, notwithstanding any terms thereof to the contrary without adverse tax or accounting consequences to Parent or the Surviving Corporation.

Section 5.08                                Corporate Indemnity for Officers and Directors.

(a)                                  Parent and Merger Sub acknowledge that all rights with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees of Network with respect to acts or omissions occurring before the Closing, presently set forth in the Network Charter or the Network Bylaws or as permitted or required under Delaware law, shall, to the extent permitted by the DGCL, continue for a period of five (5) years following the Closing Date and Parent, Merger Sub, the Surviving Corporation and its Affiliates shall take no action to alter such rights as they apply to periods before the Closing.

(b)                                 This Section 5.08 and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present officers, directors and employees of Network and their respective heirs and legal representatives, against Parent and/or the Surviving Corporation and shall be binding on all successors and assigns of Parent and/or the Surviving Corporation.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether under law, contract or otherwise.

(c)                                  In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.08.

(d)                                 Parent shall maintain, and cause the Surviving Corporation to maintain, in full force and effect (and shall not terminate) and honor all obligations under, for a period of five (5) years after the Closing Date, a directors and officers insurance policy substantially similar to the policy currently maintained by Network that provides for coverage for events occurring prior to the Effective Time, including without limitation, in respect of the transactions contemplated by this Agreement.  The full cost of the policy required under this Section 5.08(d) shall be the exclusive responsibility of the Shareholders and shall be paid by Network prior to the Closing.

Section 5.09                                No Solicitation of Proposals or Offers.  From the date hereof until the Closing (or, if earlier, termination of this Agreement in accordance with the terms hereof), Network shall not, nor shall Network authorize or permit any Shareholder, officer, director or employee of or any investment banker, attorney, agent, accountant or other advisor or other representative of Network, to, (a) solicit, initiate or encourage the submission of any offer or proposal for a stock purchase, merger, consolidation or other business combination involving Network or the sale of all or any portion of the assets (except the sale of inventory and obsolete equipment in the ordinary course of business), capital stock or equity interests in Network (a “Network Transaction”), (b) enter into any agreement with respect to any Network Transaction, or (c) provide any non-public information regarding Network to any third party (except in connection with the procurement of third party consents required hereunder) or engage in any negotiations or discussions in connection with any Network Transaction.  Network shall, and shall cause its officers, directors, employees, representatives and Shareholders to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Network or any Shareholder, officer, director, representative or employee of or any investment banker, attorney, agent, accountant or other advisor or other representative of, Network, with any parties conducted heretofore with respect to any of the foregoing.  Network promptly shall advise Parent of the receipt of any communication (written or oral) relating to a Network Transaction.  Without limiting the generality of the foregoing, the parties hereto understand and agree that any violation of the restrictions of this Section 5.09 by any officer, Shareholder, director, employee, investment banker, consultant or other agent of Network shall be deemed a breach of this Section 5.09 by Network.

Section 5.10                                Notices of Certain Events.

(a)                                  From the date hereof until the Closing Date, Network shall promptly notify Parent of:

(i)                                     any notice or other communication received by any Person included within the definition of “knowledge of Network” in Section 11.02 from any Governmental Entity in connection with the Merger;

(ii)                                  any actions, suits, claims, investigations or proceedings commenced or threatened of which any Person included within the definition of “knowledge of Network” in Section 11.02 has knowledge and which are against, relating to or involving or otherwise affecting Network which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the Merger;

(iii)                               any notice or other communication received by any Person included within the definition of “knowledge of Network” in Section 11.02 from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(iv)                              its obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, (B) the failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (C) any fact or development which would result in the failure of any condition hereto not to be satisfied;

(v)                                 any condition, event or matter (other than those for which Parent’s consent has been obtained) of which any Person included within the definition of “knowledge of Network” in Section 11.02 has knowledge which, if pending or in existence on the date of this Agreement, would have been required to be disclosed pursuant to Section 3.12;

(vi)                              the voluntary or involuntary termination of employment or sales agent status of any employee or sales agent of Network.

(b)                                 From the date hereof until the Closing Date, Parent shall promptly notify Network:

(i)                                     of any notice or other communication received by any Person included within the definition of “knowledge of Parent” in Section 11.02 from any Governmental Entity in connection with the Merger;

(ii)                                  of any actions, suits, claims, investigations or proceedings commenced or threatened of which any Person included within the definition of “knowledge of Parent” in Section 11.02 has knowledge and which are against, relating to or involving or otherwise affecting Parent or any of its subsidiaries, in each case which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or which relate to the consummation of the Merger;

(iii)                               any notice or other communication received by any Person included within the definition of “knowledge of Parent” in Section 11.02 from any Person alleging that the consent of such Person is or may be required in connection with the Merger; and

(iv)                              of its obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, (B) the failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Parent or Merger Sub under this Agreement, and (C) any fact or development which would result in the failure of any condition hereto not to be satisfied.

(c)                                  No notification under this Section 5.10 shall affect the representations, warranties or obligations of any of Network, Parent, Merger Sub and/or the Surviving Corporation or the conditions to the obligations of any of Network, Parent, Merger Sub and/or the Surviving Corporation under this Agreement, or limit or otherwise affect the remedies available under this Agreement to the party(ies) receiving such notice.

Section 5.11                                Schedules.  From time to time prior to the Closing, Network will promptly supplement or amend the Disclosure Schedule (and will notify Parent of such supplement or amendment) with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule.  No supplement or amendment of the Disclosure Schedule made pursuant to this Section 5.11 shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Parent specifically agrees thereto in writing.

Section 5.12                                Non-Competition; Non-Solicitation.

(a)                                  No officer or director of Network immediately prior to the Effective Time shall, directly or indirectly through any Person or contractual arrangement, either individually or as a shareholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, for a period of three (3) years following the Closing, (i) solicit or offer to provide or provide Restricted Services anywhere in the world; (ii) operate an Internet site through which Restricted Services are offered or provided; or (iii) directly or indirectly through any Person or contractual arrangement, perform management, executive or supervisory functions with respect to, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, or participate in or be connected as an officer, employee, partner, member, shareholder, consultant or otherwise with, any business or Person that provides Restricted Services.

(b)                                 For a period of three (3) years following the Closing, no officer or director of Network immediately prior to the Effective Time shall, directly or indirectly solicit, recruit, hire or offer to hire, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who at any time on or after the date of this Agreement is an employee of Network to leave the employ of Network or to accept employment with another employer or as an independent contractor.  The foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at employees of Network, or (ii) soliciting, recruiting or hiring any employee of Network who has ceased to be employed or retained by Network for at least twelve (12) months.

(c)                                  The officers and directors of Network immediately prior to the Effective Time acknowledge and agree that the covenants set forth in this Section 5.12 are an essential element of this Agreement and that any breach by any of them of any provision of this Section 5.12 will result in irreparable injury to Parent and the Surviving Corporation.  The officers and directors of Network immediately prior to the Effective Time further acknowledge and agree that in the event of such a breach, in addition to all other remedies available at law, Parent and the Surviving Corporation shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The officers and directors of Network immediately prior to the Effective Time have independently consulted with his or her or its respective counsel and after such consultation agrees that the covenants set forth in this Section 5.12 are reasonable and proper to protect the legitimate interest of Parent and the Surviving Corporation.

(d)                                 If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.12 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the conduct of each of the officers and directors of Network immediately prior to the Effective Time that are reasonable in light of the circumstances and as are necessary to assure to Parent and the Surviving Corporation the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.12 because, taken together, they are more extensive than necessary to assure to Parent and the Surviving Corporation the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01                                Tax Returns and Cooperation.

(a)                                  Network, Parent and the Surviving Corporation acknowledge and agree that Pannell Kerr Forster of Texas, P.C. (“Network’s Accountant”) shall prepare all Tax Returns in respect of Network that relate to taxable periods ending on or prior to the Closing Date (i.e., the Tax Returns for calendar year 2009 and for the stub period from January 1, 2010 through and including the Closing Date) that are required to be filed (taking into account any extension) after the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with the Network’s past practices.  Following the preparation of the Tax Returns described in this Section 6.01(a), such Tax Returns shall be submitted to J. Boyd Heath III for his review, comment, approval, execution and filing with the relevant Tax authorities.  Any liabilities for Taxes as set forth on such Tax Returns shall be for the account of, and shall be paid by Network through the calculation of Final Closing Working Capital pursuant to Section 2.06 hereof.  To the extent such Tax liabilities are not included in the calculation of the Final Closing Working Capital pursuant to Section 2.06 hereof, Parent and the Surviving Corporation shall be entitled to recover such Tax liabilities from the Escrow Account.

(b)                                 Parent or the Surviving Corporation shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Network (or the Surviving Corporation) that relate to taxable periods beginning before and ending after the Closing Date (“Straddle Periods”).  At least fifteen (15) Business Days prior to the due date (taking into account any extension) for the filing of each such Tax Return, Parent or the Surviving Corporation shall deliver such Tax Return to the Shareholder Representative for the Shareholder Representative’s review and approval, which approval shall not be unreasonably withheld.  The Shareholder Representative shall deliver its comments, if any, or approval of such Tax Return to Parent no later than seven (7) Business Days prior to the due date for such return, failing which such Tax Return shall be deemed to be approved.  Parent or the Surviving Corporation shall make such revisions to such Tax Return as are reasonably requested by the Shareholder Representative if such revisions are consistent with Law and GAAP, as applied by Network prior to the Closing Date (with respect to Pre-Closing Tax Periods (as such term is hereinafter defined) reflected therein); provided, however, that such approval may be withheld if the Shareholder Representative reasonably believes that such Tax Return is inaccurate in any material respect and such inaccuracy would result in a materially higher liability for pre-Closing Taxes than is reflected in the calculation of Final Closing Working Capital.  Any liabilities for Taxes with respect to such Tax Returns to the extent that such Taxes are allocable to the taxable period ending on or before the Closing Date (“Pre-Closing Tax Period”) shall be for the account of, and shall be paid by Network through the calculation of Final Closing Working Capital pursuant to Section 2.06 hereof.  To the extent such Tax liabilities attributed to the Pre-Closing Tax Period are not included in the calculation of the Final Closing Working Capital pursuant to Section 2.06 hereof, Parent and the Surviving Corporation shall be entitled to recover such Tax liabilities from the Escrow Account.

(c)                                  Parent and the Surviving Corporation shall be entitled to be reimbursed for all reasonable external third party costs paid by Parent or the Surviving Corporation to non-Affiliates (including, but not limited to, Network’s Accountant) in preparing and filing (or causing to be prepared and filed) the Tax Returns pursuant to Section 6.01(a) hereof and a proportionate share of all reasonable external third party costs paid by Parent or the Surviving Corporation to non-Affiliates in preparing and filing (or causing to be prepared and filed) the Tax Returns pursuant to Section 6.01(b) hereof, and in each case such costs shall be paid by Network through the calculation of Final Closing Working Capital pursuant to Section 2.06 hereof.  To the extent such costs are not included in the calculation of the Final Closing Working Capital pursuant to Section 2.06 hereof, Parent and the Surviving Corporation shall be entitled to recover such costs from the Escrow Account.  The proportionate share of such costs for the preparation of any Tax Return prepared pursuant to Section 6.01(b) shall be equal to the number of days in the portion of the applicable Tax Return that constitutes a Pre-Closing Tax Period divided by the total number of days in such Straddle Period.

(d)                                 Parent (which for purposes of this Section 6.01(d) shall include the Surviving Corporation) and the Shareholder Representative shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants, and advisors (including but not limited to freight forwarders and advisors with respect to customs duties) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Shareholder Representative agree (i) to retain all books and records with respect to Tax matters pertinent to Network relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Shareholder Representative, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, Parent or the Shareholder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(e)                                  Parent, Network, and the Shareholder Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Merger).

(f)            Parent, Network, and the Shareholder Representative further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

Section 6.02          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any transfer or similar tax imposed by any Governmental Entity) shall be shared equally between Parent and Network, and each shall be responsible for one-half of such Taxes.  Network’s portion of such transfer Taxes shall be included in the calculation of the Final Closing Working Capital pursuant to Section 2.06 hereof.  To the extent Network’s portion of such Taxes is not included in the calculation of Final Closing Working Capital pursuant to Section 2.06 hereof and is paid on Network’s behalf by Parent or the Surviving Corporation, Parent or the Surviving Corporation shall be entitled to be reimbursed for such amounts from the Escrow Account.  The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

Section 6.03          Allocation of Taxes.  For purposes of this Agreement:

(a)           In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period, and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of Network.

(b)           In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case Parent shall be entitled to reimbursement from the Escrow Fund for such Taxes if such Tax liability was not reflected in the calculation of Final Closing Working Capital pursuant to Section 2.06 hereof) or occurring after the Closing Date (in which case, Parent or the Surviving Corporation shall be responsible for any Taxes related thereto).

Section 6.04           Tax Controversies.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest; provided, however, that in the event such audit or proceeding relates to Taxes for which Parent is entitled to be reimbursed from the Escrow Account, (a) Parent, Network, and the Shareholder Representative shall cooperate in the conduct of any audit or proceeding relating to such period, (b) Parent shall be entitled to be reimbursed for its reasonable internal and external third party costs (or a proportionate share thereof) paid to non-Affiliates relating to such audit, (c) the Shareholder Representative shall have the right (but not the obligation) to participate in such audit or proceeding, and (d) Parent shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event of any conflict or overlap between the provisions of this Section 6.04 (Tax Controversies) and Section 9.07 (Procedure for Indemnification — Third Party Claims), the provisions of this Section 6.04 shall control.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01          Conditions to Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or written waiver by Parent) as of the Closing of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Network in this Agreement that are qualified as to materiality shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and each of the representations and warranties of Network in this Agreement that are not so qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).  Parent shall have received a certificate dated as of the Closing Date signed by Network to such effect.

(b)           Performance of Obligations.  Network shall have performed or complied in all material respects with all covenants and agreements that are not qualified by materiality and required by this Agreement to be performed or complied with by it by the time of the Closing, and Network shall have performed or complied in all respects with all covenants and agreements that are qualified by materiality and required by this Agreement to be performed or complied with by it by the time of the Closing.  Parent shall have received a certificate dated as of the Closing Date signed by Network to such effect.

(c)           No Injunctions or Restraints.  No Law or temporary restraining order, or preliminary or permanent injunction or other order or decree enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (each, a “Legal Restraint” ) shall be in effect preventing the Merger.

(d)           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Parent, Merger Sub, Network or any Shareholder, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with the Merger, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise materially interfering with the Merger.

(e)           Third Party Consents.  All of the authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and which are listed on Schedule 7.01(e) of the Disclosure Schedule shall have been duly made or obtained without conditions or requirements that are adverse to the Surviving Corporation or Parent.

(f)            No Material Adverse Change.  No event, occurrence or development shall have occurred since the date of this Agreement and be continuing which has had or could reasonably be expected to result in any change, effect, event, occurrence or state of facts (or any development that has had or could reasonably be expected to have any change or effect) that, individually or in the aggregate, has had or could reasonably be expected to have a Network Material Adverse Effect.  Parent shall have received a certificate dated as of the Closing Date signed by Network to such effect.

(g)           Employment Agreements.  Network shall have delivered to Parent an executed copy of the employment agreements with J. Boyd Heath III and Gardner Dudley in a form mutually agreed upon by such individuals and Parent.

(h)           Corporate Documents.  Network shall have delivered to Parent (i) the Network Charter certified as of the most recent practicable date by the appropriate Governmental Entity in its jurisdiction of incorporation, and (ii) a certificate from the appropriate Governmental Entity as to the good standing of Network as of the most recent practicable date in each of the jurisdictions set forth in Section 3.01 of the Disclosure Schedule.

(i)            Secretary’s Certificate.  Network shall have delivered to Parent a certificate of the Secretary of Network attaching a copy of the Network By-laws and the resolutions of the Board of Directors and Shareholders of Network authorizing the transactions contemplated by this Agreement and certifying as to the incumbency of the officers of Network executing the documents delivered in connection with the transactions contemplated by this Agreement.

(j)            Network Options and Warrants.  Except for the Comerica Warrant, the Network Options and Warrants that has not been exercised prior to the Effective Time shall have been cancelled in accordance with Section 2.01(b).

(k)           Evidence of the Payment and Satisfaction of Indebtedness.  Network shall provide to Parent evidence satisfactory to Parent of the payment and satisfaction of Network’s indebtedness and shall file, or cause to be filed, prior to the Closing, UCC-3 Termination Statements, countersigned by the related secured parties, with respect to any secured indebtedness of Network.

(l)            Network Legal Opinion.  Network shall deliver, or cause to be delivered, to Parent a legal opinion from counsel to Network containing the opinions set forth on Exhibit F hereto.

(m)          Countersignature to Certificate of Merger.  Network shall deliver to Parent countersignature(s) and any other documentation or actions by Network reasonably requested by Parent to effect the filing of the Certificate of Merger.

(n)           Network Shareholder Approval.  Shareholders holding at least sixty-seven percent (67%) of the Outstanding Shares shall have approved the Merger, this Agreement and the transactions contemplated hereby.

(o)           Certain Employee Agreements.  Parent, on behalf of the Surviving Corporation, shall have given offers of employment (which shall include annual compensation substantially equivalent to the annual compensation payable by Network to the applicable employee in calendar year 2010) to the employees of Network listed on Schedule 7.01(o) of the Disclosure Schedule, and Network shall have delivered to Parent and the Surviving Corporation Parent’s standard form of employee or equivalent agreement setting forth noncompetition, nonsolicitation and confidentiality covenants and assignment of inventions, and Parent’s offer letters, in each case executed by Boyd Heath, Gardner Dudley, Elizabeth Satz, Darron Hanner, Trey Valentino, Carlos Latorre (both individually and on behalf of the entity through which he does business), Brooks Graul and eighty percent (80%) of all other Persons listed on Schedule 7.01(o) of the Disclosure Schedule.

Section 7.02          Conditions to Obligation of Network.  The obligation of Network to consummate the Merger is subject to the satisfaction (or written waiver by Network) as of the Closing of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).  Network shall have received a certificate dated as of the Closing Date signed by a duly authorized officer of Parent and Merger Sub to such effect.

(b)           Performance of Obligations.  Each of Parent and Merger Sub shall have performed or complied with all covenants and agreements required by this Agreement to be performed or complied with by it by the time of the Closing.  Network shall have received a certificate dated as of the Closing Date signed by Parent and Merger Sub to such effect.

(c)           No Legal Restraint.  No Law or Legal Restraint shall be in effect preventing the Merger.

(d)           Third Party Consents.  All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been duly made or obtained.

(e)           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Parent or Merger Sub, Network or any Shareholder any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with the Merger, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Merger.

(f)            Corporate Documents.  Parent and Merger Sub shall have delivered to Network Parent Certificate of Incorporation and the Merger Sub Certificate of Incorporation certified as of the most recent practicable date by the Secretary of State of the State of Delaware.

(g)           Secretary’s Certificate.  Each of Parent and Merger Sub shall have delivered to Network a certificate of its Secretary attaching a copy of its by-laws and the resolutions of its Board of Directors and, in the case of Merger Sub, Shareholders authorizing the transactions contemplated by this Agreement and certifying as to the incumbency of its officers executing the documents delivered in connection with the transactions contemplated by this Agreement.

Section 7.03          Frustration of Closing Conditions.  None of Parent, Merger Sub or Network may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VIII
TERMINATION

Section 8.01          Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger abandoned at any time before the Closing:

(i)            by the mutual written consent of Network and Parent;

(ii)           by Network, in writing, if Parent and/or Merger Sub are/is, or by Parent in writing, if Network is, in breach of (A) any covenant or agreement contained in this Agreement, or (B) any representation or warranty contained in this Agreement, and in either case if (1) such breach has not been cured by July 15, 2010 (the “Outside Date”), and (2) such breach would entitle the non-breaching party not to consummate the Merger under Article VII hereof because such breach would give rise to the failure of a condition to Closing thereunder;

(iii)          by either Parent or by Network if the Closing does not occur on or before the Outside Date (unless such date is extended by the mutual written agreement of Parent and Network); provided, however, that the right to terminate this Agreement under this clause

(iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iv)          by either Parent or Network if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree, ruling or other action to terminate this Agreement has not complied with its obligations under this Agreement; or

(v)           by Parent and Merger Sub in the event of a Network Material Adverse Effect;

provided, however, that any party seeking termination under clause (ii), (iii) or (v) is not then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)           In the event of termination by Network or Parent under this Section 8.01, written notice thereof shall forthwith be given to the other parties and this Agreement shall be terminated and the Merger shall be abandoned, without further action by any party.  If this Agreement is terminated as provided herein:

(i)            each party shall return to the other or destroy all documents and other material received from the other or their agents or representatives in connection with this Agreement, whether so obtained before or after the execution hereof; and

(ii)           all confidential information received by each party with respect to the other shall be treated in accordance with the Confidentiality Agreement and the terms of this Agreement relating to confidential information, which shall remain in full force and effect notwithstanding its termination.

Section 8.02          Effect of Termination.  If this Agreement is terminated and the Merger is abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03 relating to confidential information, (ii) Section 8.01 and this Section 8.02, (iii) Section 5.06 relating to publicity, and (iv) Section 10.03, which shall continue and survive such termination, and except as provided in this Section 8.02, no party shall have any liability or further obligation to any other party to this Agreement.  Nothing in this Section 8.02 shall be deemed to release any party from any liability for any willful breach by such party’s representations, warranties or covenants contained in this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.01          Survival of Representations and Warranties.  Subject to the last sentence of this Section 9.01, all representations and warranties and covenants of Network contained in this Agreement shall survive the consummation of the Merger and continue in full force and effect until 11:59 p.m. on the twelve (12) month anniversary of the Closing Date, except as to any matters with respect to which a bona fide written notice setting forth the basis for the claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim until such claim shall have been finally resolved).  Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.21 shall survive the consummation of the Merger and continue in full force and effect until 11:59 p.m. on the eighteen (18) month anniversary of the Closing Date.  The applicable date on which the applicable representations and warranties expire as set forth in this Section 9.01 is referred to herein as the “Survival Date.”

Section 9.02          Indemnification and Payment of Damages by the Shareholders.  Subject to the limitations on recourse and liability set forth in this Article IX, from and after the Closing, the Shareholders, on a several basis, shall indemnify, defend and hold harmless Parent, the Surviving Corporation and any entities controlling or controlled by Parent or the Surviving Corporation, and their respective officers, directors, attorneys and employees (collectively, the “Parent Indemnified Persons”) for, and will pay to Parent Indemnified Persons the amount of, any loss, liability, claim, damage and expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any breach of any representation or warranty by Network contained herein or in any certificate executed and delivered by Network pursuant to this Agreement;

(b)           a breach by Network of any covenant or other agreement contained herein;

(c)           in the event that any Shareholder properly exercises appraisal rights under Delaware law, the amount, if any, by which the fair market value (determined in accordance with Delaware law) of the Dissenting Shares exceeds the amount such Shareholder was otherwise entitled to receive pursuant to Section 2.01 of this Agreement;

(d)           any and all liabilities pursuant to, or as a result of, the Comerica Warrant to the extent the Comerica Warrant has not been terminated at or prior to the Closing; and

(e)           Network Transaction Expenses.

Any indemnification payments pursuant to this Section 9.02 shall be paid to the Surviving Corporation to the extent the Surviving Corporation has been required to make a payment to a third party.  All other indemnification payments shall be made to Parent.

Section 9.03          Indemnification and Payment of Damages by Parent and the Merger Sub.  From and after the Closing, the Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless Network and its officers, directors, attorneys and employees (“Network Indemnified Parties”) and will pay to the Network Indemnified Parties the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)           any or breach of any representation or warranty by it contained herein or in any certificate executed and delivered by Parent or the Surviving Corporation pursuant to this Agreement; and

(b)           a breach by Parent or the Surviving Corporation of any covenant or other agreement contained herein.

Section 9.04          Limitations on Amount — Shareholders.

(a)           Subject to Sections 9.04(b) and (c) below, the Shareholders will have no indemnification liability with respect to the matters described in Section 9.02(a) unless (i) the individual item involves Damages in excess of Five Thousand Dollars ($5,000) (the “De Minimis Amount”) and (ii) unless the total of all Damages with respect to such matters exceeds Seventy Five Thousand U.S. Dollars ($75,000.00) (the “Basket”), in which case Parent Indemnified Person shall be entitled to seek compensation for all such Damages, without any deductions.   All Damages arising from the same set of facts and circumstances that do not exceed the De Minimis Amount shall be excluded when determining whether the Basket has been satisfied.

(b)           The Parties hereto acknowledge and agree that, subject to Section 9.04(c) below, (i) the sole and exclusive source for payment of Damages under Section 9.02(a),(b) and (d) following the Closing shall be the aggregate of the amounts held in the Escrow Account and ten percent (10%) of all Earn-Out Payments (to the extent such portion of the Earn-Out Payments is then held in the Earn-Out Escrow Account), and (ii) the maximum aggregate liability of the Shareholders under Section 9.02(a), (b) and (d) of this Agreement following the Closing shall be limited to the amounts held in the Escrow Account and ten percent (10%) of all Earn-Out Payments (to the extent such portion of the Earn-Out Payments is then held in the Earn-Out Escrow Account).

(c)           Anything in Section 9.04(a) and (b) or elsewhere in this Article IX to the contrary notwithstanding:

(i)            The De Minimis Amount and the Basket shall not apply to indemnification for Damages arising out of fraud or intentional misrepresentation, or resulting from breaches of representations and warranties set forth in Sections 3.01, 3.02, 3.03 and 3.04;

(ii)           The maximum aggregate liability of the Shareholders for Damages pursuant to Section 9.02(c) shall not exceed the percentage of the Merger Consideration actually paid to the Shareholders equal to the percentage of Outstanding Shares that elect to be treated as Dissenting Shares hereunder (for the purposes of illustration, if five percent (5%) of the Outstanding Shares elect to be treated as Dissenting Shares hereunder, then the maximum aggregate liability of the Shareholders for Damages pursuant to Section 9.02(c) hereunder shall be an amount equal to five percent (5%) of the Merger Consideration actually paid to the Shareholders); provided, however, that Damages pursuant to Section 9.02(c) shall first be recovered from the Escrow Amount and the Earn-Out Escrow Amount (in each case to the extent available) before recovering the remaining amounts of such Damages directly from the Shareholders;

(iii)          Subject to Section 9.04(c)(ii) above, the maximum aggregate liability (the “Cap”) of the Shareholders under this Agreement shall not exceed the aggregate amount of the Merger Consideration actually paid to the Shareholders with respect to Damages, such aggregate liability to be several and not joint and allocated based on the pro-rata Merger Consideration proceeds received by each such Shareholder; and

(iv)          Damages arising from any of the following matters shall not be subject to the limitations of Section 9.04(a) or (b) (but shall in any event be subject to the Cap):

(A)          fraud or intentional misrepresentation;

(B)           breaches of representations and warranties set forth in Sections 3.01, 3.02, 3.03, and 3.04; and

(C)           the indemnification set forth in Section 9.02(e) hereof.

Section 9.05          Limitations on Amount - Parent and the Surviving Corporation.  Parent and the Surviving Corporation will have no indemnification liability with respect to the matters described in Section 9.03(a) until the total of all Damages with respect to such matters exceeds Seventy-Five Thousand U.S. Dollars ($75,000.00), in which case the Network Indemnified Parties shall be entitled to seek compensation for all such Damages without any deductions; provided that the foregoing threshold and basket shall not apply to indemnification for Damages arising out of fraud or intentional misrepresentation or the representations and warranties set forth in Sections 4.01, 4.02 and 4.03; provided, however, that in no event shall the liability of Parent and the Surviving Corporation exceed the amount of the Merger Consideration paid or required to be paid hereunder.

Section 9.06          Other Indemnification Matters.

(a)           Risk Allocation.  The representations, warranties, covenants and agreements made herein are intended among other things to allocate the risks inherent in the transactions contemplated hereby among the parties and, accordingly, a party shall be entitled to the remedies prescribed by this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party.

(b)           Tax Treatment of Indemnification Payments.  Any indemnity payment made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Merger Consideration.

(c)           Damages Net of Insurance Proceeds, Tax Benefits and Third Parties.  The amount of any Damages payable by the indemnifying party to the indemnified party shall be net of any (i) amounts recovered or recoverable by the indemnified party under applicable insurance policies, (ii) Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Damages and (iii) indemnification or reimbursement payments available from third parties with respect to such Damages, in the case of (i), (ii) and (iii), with such indemnified party having a duty to use commercially reasonable efforts to obtain any such insurance proceeds, Tax benefits and indemnification or reimbursement payments.

(d)           Sole and Exclusive Remedy.  The remedies set forth in this Agreement shall be the sole and exclusive post-Closing remedy available to the parties for any breach of this Agreement, and for any claims or liabilities arising in connection with the Merger, this Agreement and the transactions contemplated hereunder.  All parties hereby agree that they are waiving the right to seek any other forms of recourse at law or in equity.

(e)           Limitation as to Time.  No indemnifying party shall be liable for any Damages that are indemnifiable under Section 9.02 or Section 9.03 unless a written claim for indemnification under this Agreement is delivered by that indemnified person to the indemnify person with respect thereto prior to the Survival Date.

(f)            Third Party Recovery.  To the extent that a party obtains any recovery in respect of any claim from any third parties, (i) such party shall use the funds provided by such recovery (in lieu of funds provided by any other party pursuant to the indemnification provisions hereunder) to pay or otherwise satisfy such claims, (ii) the recovery shall reduce the amount of Damages for purposes of determining the amount of the indemnity obligations under this Article IX in respect of such claim and (iii) if received after any indemnity payment under this Article IX, the amount actually recovered (but not in excess of the amount of the indemnity payment previously paid by the indemnifying party) shall be paid to the indemnifying party.

(g)           No Duplication.  Any Damage for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damage constituting a breach of more than one representation, warranty, covenant or agreement.

Section 9.07          Procedure for Indemnification - Third-Party Claims.

(a)           Promptly after receipt by an indemnified party of notice of the assertion of any Proceeding against it (a “Third-Party Claim”), such indemnified party will, if a claim is to be made against an indemnifying party under this Article IX or if such Third-Party Claim could be applied against the thresholds or baskets described in Section 9.04 or Section 9.05, give written notice to the indemnifying party of the assertion of such Third-Party Claim, provided that the failure to notify the indemnifying party in writing will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such Third-Party Claim is prejudiced by the indemnified party’s failure to give such written notice.

(b)           If any Third-Party Claim referred to in Section 9.07(a) is asserted against an indemnified party and the indemnified party gives written notice to the indemnifying party pursuant to Section 9.07(a) of the assertion of such Third-Party Claim, the indemnifying party shall, be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party against whom the Third-Party Claim is made and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9.07 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third-Party Claim.  If the indemnifying party assumes the defense of a Third-Party Claim, (x) no compromise or settlement of such Third-Party Claims may be effected by the indemnifying party without the indemnified party’s consent (not to be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of any Law or any violation of the rights of any Person and no effect on any other Third-Party Claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (y) the indemnified party will have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent, and (z) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.  If notice is given to an indemnifying party of the assertion of any Third-Party Claim and the indemnifying party does not, within ten (10) Business Days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party, subject to the limitations of liability and the other limits set forth in this Article IX.  If Network or the Shareholders are the indemnifying parties, then the notices required in this Section 9.07 shall be given to the Shareholder Representative who shall act on behalf of the indemnifying party for purposes of this Article IX.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the indemnifying party will not be bound by any determination of any Third-Party Claim so defended or any compromise or settlement effected without its written consent (which may not be unreasonably withheld, conditioned or delayed).

(d)           Regardless of the party who defends against such Third Party Claim, the other party agrees to cooperate in good faith with the defending party.

Section 9.08          Procedure for Indemnification - Other Claims.   Within thirty (30) days after a party obtains knowledge that it has sustained any Damages not involving a Third-Party Claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder or if such Damages allegedly sustained could be applied against the thresholds or baskets described in Section 9.04 or Section 9.05, such indemnified party shall deliver notice of such claim to the indemnifying party, together with a description of the facts and data which support the claim for indemnification; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced thereby.  Any such written notice must be made to the indemnifying party not later than the expiration of the applicable survival period specified in Section 9.01 above.  If the indemnifying party does not notify the indemnified party in writing within sixty (60) days following its receipt of such written notice that the indemnifying party disputes its liability to the indemnified party under this Article IX, such claim specified by the indemnified party in such written notice shall be conclusively deemed a liability of the indemnifying party under this Article IX and the indemnifying party shall, subject to satisfaction of the applicable threshold and basket requirements as set forth in Section 9.04 and Section 9.05 and the other limitations in this Article IX, pay the amount of such claim to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Article X below.

ARTICLE X
GENERAL PROVISIONS

Section 10.01         Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Parent, Merger Sub, the Surviving Corporation or the Shareholder Representative without the prior written consent of the other parties; except that any of Parent, Merger Sub and the Surviving Corporation may, without the consent of the Shareholder Representative and Network, assign its rights to indemnification under this Agreement upon a sale or transfer of Parent or the Surviving Corporation or all or substantially all of the assets of Parent or the Surviving Corporation; provided however, that any such assignment of rights hereunder shall be subject to all defenses available against the assigning party.  Any assignment by Parent, Merger Sub or the Surviving Corporation pursuant to this Section 10.01 will not relieve the assigning party from any of its obligations hereunder.  This Agreement shall bind and inure to the benefit of each parties’ successors and permitted assigns.  Any attempted assignment in violation of this Section 10.01 shall be void.

Section 10.02         No Third-Party Beneficiaries.  Except as provided in Section 5.08 and Article IX, this Agreement is for the sole benefit of the parties, their heirs, legal guardians and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties, their heirs, legal guardians and permitted assigns, any legal or equitable rights hereunder.

Section 10.03         Expenses and Transaction Fees.  Each of Network, the Shareholder Representative and Parent shall be responsible for the payment of their own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations under this Agreement, including the fees of any attorneys, personal accountants, brokers or advisors employed or retained by or on behalf of such party (the foregoing costs and expenses of Network being referred to herein collectively as “Network Transaction Expenses” and the foregoing costs and expenses of Parent being referred to herein collectively as “Parent Transaction Expenses”).  All Network Transaction Expenses shall be paid at or prior to the Effective Time, and to the extent any Network Transaction Expenses are incurred after the Closing Date, such expenses and liabilities are hereby expressly assumed by the Shareholders, and shall not be assumed by Parent or the Surviving Corporation.  To the extent that the Surviving Corporation nonetheless assumes any Network Transaction Expenses incurred after the Closing, such expenses and costs may be recovered from the Shareholders, severally and not jointly based on their pro rata portion of the Merger Consideration received by them, or deducted from the Escrow Account at Parent’s sole discretion.

Section 10.04         Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be served on the parties at the addresses set forth below.  Any such notices shall be either (a) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered the Business Day that delivery is made according to the records of such courier, (b) sent by facsimile, in which case notice shall be deemed delivered on the next Business Day after receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered the Business Day that delivery is made.  A party’s address may be changed by written notice to the other parties pursuant to this Section 10.04; provided, however, that no notice of a change of address shall be affected until actual receipt of such notice.  Copies of notices are for information purposes only (and shall not constitute notice to the party(ies) to whom notice is intended to be delivered), and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

The initial notice addresses of the parties are:

if to Network or the Shareholders,

Eton Venture Services, Ltd. Co.

3112 Windsor Road, Suite A-208

Austin, Texas 78703

Attention:              Dave Robinett

Phone:    888-918-3866

Fax:         888-918-3877

with a copy to (which shall not constitute notice):

Dwyer Murphy Calvert LLP

700 Lavaca Street, Suite 1020

Austin, TX  78701

Attention:              Billy J. Murphy

Fax:  512-610-1131

if to Parent and Merger Sub,

Liquidity Services, Inc.

1920 L Street, NW 6th Floor

Washington, DC  20036

Attention:              James Williams, Esquire

Vice President General Counsel and Secretary

Fax:  (202) 558-6246

with copies to (which shall not constitute notice):

Babst, Calland, Clements and Zomnir, P.C.

Two Gateway Center, 6th Floor

Pittsburgh PA  15222

Attention:              Joseph S. Koscinski, Esquire

Peter J. Veltri, Esquire

Fax: 412-394-6576

Section 10.05         Disclaimers; Acknowledgments; Integrated Contract.  The parties acknowledge that this Agreement, including the Disclosure Schedule and the Exhibits, any written amendments to the foregoing satisfying the requirements of Section 10.14 hereof, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings (written or oral) between the parties with respect to such matters, including the provisions of the Letter of Intent, dated January 14, 2010, by and between Parent and Network.  In connection therewith, the parties acknowledge that, except as specifically set forth in writing in this Agreement, any written amendments to this Agreement satisfying the requirements of Section 10.14 hereof, the Ancillary Agreements and the Confidentiality Agreement, there are no restrictions, promises, representations, warranties, agreements or undertakings, express or implied, of any Person with respect to the subject matter of this Agreement, the Ancillary Agreements or the Confidentiality Agreement, including any representation or warranty as to value, merchantability, fitness for a particular purpose or any other matter.

Section 10.06         Exhibits/ Schedules; Conflict.  The Exhibits attached hereto are hereby incorporated herein by reference thereto.  The Disclosure Schedule referred to herein is incorporated in and made a part of this Agreement.  Any capitalized, but undefined, terms used in any of the Exhibits or the Disclosure Schedule have the meanings defined in this Agreement.

In the event of any conflict between the provisions of this Agreement (including the Disclosure Schedule), on the one hand, and the provisions of the Confidentiality Agreement, on the other hand, the provisions of this Agreement shall control.

Section 10.07         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but all of which shall be considered one and the same agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart, a counterpart in Portable Document Format (PDF) or facsimile of a counterpart, of this Agreement, each signed by the other party or parties hereto or thereto.

Section 10.08         Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 10.09         Dispute Resolution.  It is understood and agreed among the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any Law) (“Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section 10.09 (the “Dispute Notice”).  Within fourteen (14) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in New York, New York, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of fourteen (14) days from any such initial meeting or within thirty (30) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in New York, New York for the appointment of a single Arbitrator to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within fifteen (15) calendar days of the written application to JAMS.

Within fifteen (15) calendar days of the selection of the Arbitrator, the parties involved in the Dispute shall meet in New York, New York with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the Dispute.  Each party shall have no longer than one (1) calendar day to present its position, the entire proceedings before the Arbitrator shall be no more than three (3) consecutive calendar days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) calendar days following the end of the proceeding.  Such an award shall be a final and binding determination of the Dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

By signing this Agreement, the parties hereto are giving up their respective right to a jury trial.

Section 10.10         Further Assurances.  On and after the Closing Date, from time to time, each party shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other parties from time to time for purposes of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.11         Severability.  If any portion of this Agreement is held invalid or unenforceable, then so far as is reasonable and possible, the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 10.12         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.13         Currency.  Unless otherwise expressly set forth herein, all references herein to currency shall be currency of the United States of America.

Section 10.14         Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Network, Parent and Merger Sub, except that with respect to the waiver of any condition(s) of Closing under Article VII of this Agreement such waiver must be in writing and such waiver need only be signed by the party entitled to the benefit of the condition(s) of Closing.  The failure by any party hereto to enforce against the others any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other parties the same or any other such term or provision in the future.

Section 10.15         Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.16         Effect of Due Diligence.  No investigation by or on behalf of Parent into the business, operations, prospects, assets or condition (financial or otherwise) of Network shall diminish in any way the effect of any representations or warranties made by Network in this Agreement or shall relieve Network of any of its obligations under this Agreement.

Section 10.17         Obligation of Parent.  Whenever this Agreement requires Merger Sub or any successor or assignee thereof to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to itself take, or cause Merger Sub to take, such action, and from and after the Effective Time, any requirement of the Surviving Corporation to take any action, shall be deemed to include an undertaking on the part of Parent to cause Surviving Corporation to take such action.

Section 10.18         Disclaimer of Incidental and Consequential Damages.  No party shall be liable to any other party for consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits, unrealized expectations or other similar items.

ARTICLE XI
HEADINGS; CERTAIN DEFINITIONS

Section 11.01         Headings.  The descriptive headings of the Articles and Sections of this Agreement, the descriptive headings of the Disclosure Schedule and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.02         Definitions.  For all purposes hereof:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  From and after the Closing, the Surviving Corporation shall be an “Affiliate” of Parent.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Ancillary Agreements” means any agreements and instruments other than this Agreement to be executed pursuant to this Agreement to effect the Merger.

“Arbitrator” shall have the meaning set forth in Section 10.09 hereof.

“Audited Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“Average Measurement Period EBITDA” shall have the meaning set forth in Section 2.07(f)(iv) hereof.

“Balance Sheet Review Period” shall have the meaning set forth in Section 2.06(c) hereof.

“Balance Sheets” have the meaning set forth in Section 3.05(a) hereof.

“Basket” shall have the meaning set forth in Section 9.04(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by applicable law or executive order to close.

“CERCLA” shall have the meaning set forth in Section 3.16(a) hereof.

“Certificate” means a certificate representing Outstanding Shares.

“Certificate of Merger” shall have the meaning set forth in Section 1.02 hereof.

“Closing” shall have the meaning set forth in Section 1.02 hereof.

“Closing Date” shall have the meaning set forth in Section 1.02 hereof.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.06(b) hereof.

“Closing Date Working Capital” shall have the meaning set forth in Section 2.06(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comerica Warrant” means that certain Warrant to Purchase Stock with an issue date of February 21, 2007 for the benefit of Comerica Bank with respect to shares of stock of Network.

“Commercially Available Software” shall have the meaning set forth in the definition of “Intellectual Property” in Section 11.02 hereof.

“Common Stock” shall have the meaning set forth in Section 3.02(a) hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.03 hereof.

“Consent” means any consent, approval or authorization of any Person.

“Contaminant” shall have the meaning set forth in Section 3.08(i) hereof.

“Contract” means any written or oral lease, sublease, license, indenture, note, agreement, commitment, arrangement, understanding or other contract, and any amendment(s) to any of the foregoing.

“control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Damages” shall have the meaning set forth in Section 9.02 hereof.

“Defined Benefit Plan” shall have the meaning set forth in Section 3.15(a).

“De Minimis Amount” shall have the meaning set forth in Section 9.04(a) hereof.

“DGCL” shall have the meaning set forth in Section 1.01 hereof.

“Disabling Code” shall have the meaning set forth in Section 3.08(i) hereof.

“Dispute(s)” shall have the meaning set forth in Section 10.09 hereof.

“Dispute Notice” shall have the meaning set forth in Section 10.09 hereof.

“Disclosure Schedule” means those certain schedules provided by Network to Parent that are being incorporated in and made part of the representations and warranties of Network in Article III of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 2.08(b) hereof.

“Earn-Out Deficit” shall have the meaning set forth in Section 2.07(f)(v) hereof.

“Earn-Out Dispute Notice” shall have the meaning set forth in Section 2.07(c) hereof.

“Earn-Out Escrow Account” shall have the meaning set forth in Section 2.07(f)(i) hereof.

“Earn-Out Escrow Amount” shall have the meaning set forth in Section 2.07(f)(i) hereof.

“Earn-Out Escrow Reduction” shall have the meaning set forth in Section 2.07(f)(iii).

“Earn-Out Payment(s)” shall have the meaning set forth in Section 2.07(a) hereof.

“EBITDA” shall have the meaning set forth in Section 2.07(b) hereof.

“EBITDA Target” shall have the meaning set forth in Section 2.07(b) hereof.

“Effective Time” shall have the meaning set forth in Section 1.02 hereof.

“Effective Time Per Share Merger Consideration” means an amount equal to the quotient (rounded to the fifth decimal place) of (a) the Effective Time Merger Consideration divided by (b) the number of the Outstanding Shares.

“Effective Time Merger Consideration” means an amount equal to the Fixed Price less the Escrow Amount and less the Representative Expense Amount.

“Employee Pension Plans” shall have the meaning set forth in Section 3.15(a) hereof.

“Employee Plan” and “Employee Plans” shall have the meanings set forth in Section 3.15(a) hereof.

“Employee Welfare Plans” shall have the meaning set forth in Section 3.15(a) hereof.

“Environmental Claim” means any claim, violation or liability, by or of any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location and any exposure of Persons to such Hazardous Materials at any location, (b) the generation, use, handling, treatment, storage or disposal of any Hazardous Materials, (c) circumstances forming the basis of any violation or alleged violation of any Environmental Laws (as defined below) or Governmental Permits or (d) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions, arising thereunder, relating to property damage, the protection of human health or safety or the environment or to Releases of any Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials or the containment, removal or remediation thereof.

“Environmental Permits” means all permits, licenses, registrations and other authorizations required under Environmental Laws.

“ERISA Affiliate” means, with respect to Network, any other entity that, together with Network, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” shall have the meaning set forth in Section 2.05 hereof.

“Escrow Agent” shall have the meaning set forth in Section 2.05 hereof.

“Escrow Agreement” shall have the meaning set forth in Section 2.05 hereof.

“Escrow Amount” shall have the meaning set forth in Section 2.05 hereof.

“Excess Fees and Losses” shall have the meaning set forth in Section 2.04(i) hereof.

“Expert’s Determination” shall have the meaning set forth in Section 2.06(e) hereof.

“FCPA” shall have the meaning set forth in Section 3.13 hereof.

“Final Closing Working Capital” shall have the meaning set forth in Section 2.06(e) hereof.

“Final Earn-Out Escrow Amount” shall have the meaning set forth in Section 2.07(f)(iii) hereof.

“Final First Period EBITDA” shall have the meaning set forth in Section 2.07(c) hereof.

“Final Second Period EBITDA” shall have the meaning set forth in Section 2.07(c) hereof.

“Final Third Period EBITDA” shall have the meaning set forth in Section 2.07(c) hereof.

“Financial Expert” shall have the meaning set forth in Section 2.06(e) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“Fixed Price” shall have the meaning set forth in the definition of “Merger Consideration” in Section 11.02 hereof.

“GAAP” means United States generally accepted accounting principles that are applicable to the circumstances as of the date of determination and consistently applied.

“Governmental Entity” means any federal, state, local or foreign government or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Permits” shall have the meaning set forth in Section 3.19 hereof.

“Hazardous Materials” means any and all environmental pollutants and contaminants, environmental contamination, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Laws, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

“including” or “includes” means including, without limitation.

“Intellectual Property” means:

(A)          (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, URLs, websites and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, pricing and cost information and business and marketing plans and proposals), and (v) all software (in both source and object code form) and firmware (including data, databases and related documentation);

(B)           all documents, records, instructions and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(C)           all licenses, agreements and other rights in any third party product or any third party intellectual property described in (A) and (B) above other than any commercially available “off-the-shelf” third party software, so-called “shrink-wrap” or “click wrap” or related intellectual property (“Commercially Available Software”) .

“Interim Balance Sheet” shall have the meaning set forth in Section 3.05(a) hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“JAMS” shall have the meaning set forth in Section 10.09 hereof.

“Judgment” means any judgment, order or decree.

“knowledge of Network” means the knowledge of J. Boyd Heath III and Gardner Dudley after reasonable due and diligent inquiry.

“knowledge of Parent” means the knowledge of Parent’s executive officers after reasonable due and diligent inquiry.

“Law” means any applicable domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, rule, order, writ, injunction, directive, judgment, decree or other requirement (including common law), of any Governmental Entity (including any Environmental Law).

“Legal Restraint” shall have the meaning set forth in Section 7.01(c) hereof.

“Letter of Transmittal” shall have the meaning set forth in Section 2.03(d) hereof.

“Licensed Network Intellectual Property” shall have the meaning set forth in Section 3.08(a) hereof.

“Liens” shall have the meaning set forth in Section 3.06 hereof.

“Material Contract(s)” shall have the meaning set forth in Section 3.09(a) hereof.

“Maximum Earn-Out Payment Amount” shall have the meaning set forth in Section 2.07(b) hereof.

“Measurement Period(s)” shall have the meaning set forth in Section 2.07(b) hereof.

“Measurement Period Certificate” shall have the meaning set forth in Section 2.07(b) hereof.

“Merger” shall have the meaning set forth in the Recitals hereof.

“Merger Consideration” shall be equal to the sum of:

(A)          Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000) (the “Fixed Price”),

(B)           Increased by, if positive, the Final Closing Working Capital minus the Target Working Capital,

(C)           Reduced by if positive, the Target Working Capital minus the Final Closing Working Capital; and

(D)          Increased by the sum of all Earn-Out Payments paid hereunder.

“Merger Sub” shall have the meaning set forth in the Preamble hereof.

“Merger Sub Bylaws” shall have the meaning set forth in Section 4.01(a) hereof.

“Merger Sub Certificate of Incorporation” shall have the meaning set forth in Section 4.01(a) hereof.

“Multiemployer Plan” shall have the meaning set forth in Section 3.15(a) hereof.

“Network” shall have the meaning set forth in the Preamble hereof.

“Network Bylaws” shall have the meaning set forth in Section 3.01 hereof.

“Network Capital Stock” shall have the meaning set forth in the Section 3.02(a) hereof.

“Network Charter” shall have the meaning set forth in Section 3.01 hereof.

“Network Common Stock” shall have the meaning set forth in Section 2.01(a) hereof.

“Network Contracts” shall have the meaning set forth in Section 3.09(c) hereof.

“Network Indemnified Parties” shall have the meaning set forth in Section 9.03 hereof.

“Network Intellectual Property” shall have the meaning set forth in Section 3.08(a) hereof.

“Network Governing Documents” means, collectively, the Network Charter and the Network Bylaws.

“Network Material Adverse Effect” means (i) any change, event, fact, condition or circumstance that has, or could reasonably be expected to have, a material and adverse effect on the business, assets, liabilities, value, ability to deliver services, cash flow, net worth, customer or provider relations, condition or operational results of Network, taken as a whole, or (ii) any change, event, fact, condition or circumstance that would materially impair, or cause a material delay in, Network’s ability to perform its obligations under this Agreement, the Ancillary

Agreements or to consummate the transactions contemplated hereunder or thereunder; provided, however, that no change, event, fact, condition or circumstance shall be deemed (individually or in the aggregate) to constitute a Network Material Adverse Effect to the extent such change, event, fact, condition or circumstance results from (u) changes in general economic, financial or market conditions, (v) any change generally affecting the industry in which Network operates; (w) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (x) the public announcement of the pendency of, or the performance of, the transactions contemplated by this Agreement; (y) any action or omission of Network taken at the explicit direction of Parent, or (z) compliance with the terms of, or the taking of any action required by, this Agreement or any of the Ancillary Agreements.  For the avoidance of doubt, a Network Material Adverse Effect (1) shall not be measured against any forward-looking statement, internal financial projection or forecast made by Network or any other Person, and (2) shall be deemed to have occurred if any one or more of Network’s top seven (7) customers (as measured by gross margin during the twelve (12) months preceding the Effective Time) ceases, or explicitly states its intention to cease, doing business with Network.

“Network Options and Warrants” shall have the meaning set forth in Section 2.01(b) hereof.

“Network Property(ies)” shall have the meaning set forth in Section 3.07 hereof.

“Network Transaction” shall have the meaning set forth in Section 5.09 hereof.

“Network Transaction Expenses” shall have the meaning set forth in Section 10.03 hereof.

“Network’s Accountant” shall have the meaning set forth in Section 6.01(a) hereof.

“Outside Date” shall have the meaning set forth in Section 8.01(a)(ii) hereof.

“Other Plans” shall have the meaning set forth in Section 3.15(a) hereof.

“Owned Network Intellectual Property” shall have the meaning set forth in Section 3.08(a) hereof.

“Ownership Percentage(s)” means the relative ownership percentage immediately prior to the Closing of each holder of Outstanding Shares determined by dividing (i) the number of Outstanding Shares owned and held by such holder as of the Effective Time, by (ii) the total number of Outstanding Shares as of Effective Time.

“Outstanding Share(s)” shall have the meaning set forth in Section 2.01(a) hereof.

“Parent” shall have the meaning set forth in the Preamble hereof.

“Parent Bylaws” shall have the meaning set forth in Section 4.01(a) hereof.

“Parent Certificate of Incorporation” shall have the meaning set forth in Section 4.01(a) hereof.

“Parent Indemnified Persons” shall have the meaning set forth in Section 9.02 hereof.

“Parent Transaction Expenses” shall have the meaning set forth in Section 10.03 hereof.

“Parent’s Counsel” means Babst, Calland, Clements and Zomnir, P.C.

“Payment Account” shall have the meaning set forth in Section 2.03(a) hereof.

“Payment Agent” means such party designated by Network to serve as the paying agent to handle processing and making cash payments to be made to the Shareholders pursuant to this Agreement.

“Per Share Earn-Out Amounts” shall have the meaning set forth in Section 2.07(g) hereof.

“Per Share Escrow Distribution Amount” shall have the meaning set forth in Section 2.05 hereof.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.01(a) hereof.

“Per Share Working Capital Adjustment Amounts” shall have the meaning set forth in Section 2.06(f) hereof.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which an adequate reserve is being maintained on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by applicable Law arising or incurred in the ordinary course of business and consistent with past practices of Network for obligations that are not overdue or that are being contested in good faith by appropriate proceedings and for which an adequate reserve is being maintained on the Financial Statements; (c) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Network Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (d) landlords’ Liens in favor of landlords under the leases with respect to the Network Property; and (e) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Network Property and to which the leases with respect to the Network Property are subordinate but only to the extent that a subordination, nondisturbance and attornment agreement has been executed between Network and any such mortgage, deed of trust or security instrument.

“Person” means any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 6.01(b) hereof.

“Preferred Stock” shall have the meaning set forth in Section 3.02(a) hereof.

“Pro Rata Portion” shall have the meaning set forth in Section 2.04(i) hereof.

“Proceeding” means any inquiries, investigations, lawsuits, actions, arbitrations or proceedings, whether domestic or foreign and whether by any Governmental Entity or other Person.

“Qualified Plan” shall have the meaning set forth in Section 3.15(b) hereof.

“Related Entity” shall have the meaning set forth in Section 3.18 hereof.

“Related Party” shall have the meaning set forth in Section 3.18 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dispersal, leaching or discharge or any migration as a result of any of the foregoing, into the indoor or outdoor environment.

“Representative Expense Account” shall have the meaning set forth in Section 2.04(i) hereof.

“Representative Expense Amount” means Fifty Thousand US Dollars ($50,000.00).

“Restricted Services” means the business of liquidating capital assets in the oil, gas and utilities businesses through an online marketplace, and services in support of such sales.

“SEC” shall have the meaning set forth in Section 4.06 hereof.

“Sector Clients” means (a) new or existing oil, gas, petrochemical, mining, power and utility clients of the Surviving Corporation, (b) Persons that are or have been clients, prospective clients or relationships of Network as it relates to the commercial energy marketplace or (c) Persons that seek or would seek assistance or services from Network in Network’s ordinary course of business as it relates to the commercial energy marketplace.

“Shareholder Representative” shall have the meaning set forth in the Preamble hereto, and the Shareholder Representative shall have the duties and responsibilities set forth in this Agreement.

“Shareholder Representative Losses” shall have the meaning set forth in Section 2.04(f) hereof.

“Shareholders” shall generally refer to all the holders of Network Capital Stock.

“Statement of Objection” shall have the meaning set forth in Section 2.06(d) hereof.

“Straddle Periods” shall have the meaning set forth in Section 6.01(b) hereof.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of its equity interests) owned, directly or indirectly, by such first Person or by another subsidiary of such first Person.

“Survival Date” shall have the meaning set forth in Section 9.01 hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.01 hereof.

“Target Working Capital” shall be equal to Two Hundred Sixty Five Thousand US Dollars ($265,000.00).

“Tax” or “Taxes” means all federal, state, local and foreign net income, alternative or add-on minimum,  estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

“Third-Party Claim” shall have the meaning set forth in Section 9.07(a) hereof.

“Total Earn-Out” shall have the meaning set forth in Section 2.07(f)(iv) hereof.

“Total EBITDA” shall have the meaning set forth in Section 2.07(f)(iv) hereof.

“WARN Act” shall have the meaning set forth in Section 3.24(f) hereof.

“Working Capital” shall mean (i) the aggregate amount of (A) cash, (B) receivables resulting from the sale or lease of Network’s products and services and (C) other current assets that are convertible into cash or that directly offset a current liability or near-term expense, minus (ii) the aggregate amount of all current liabilities of Network, all as more specifically identified in the statement attached hereto as Exhibit G.  For purposes of the Working Capital definition (y) receivables which are more than sixty (60) days past due shall be excluded from the calculation of Working Capital; and (z) short term accruals shall include reserves, if any, for all incurred but unpaid medical, accrued but unused vacation and accrued but unpaid compensation, and any severance owed for termination made prior to Closing.

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IN WITNESS WHEREOF, Network, Merger Sub, Parent, and the Shareholder Representative (on behalf of itself and each Shareholder), and the individuals below (solely and exclusively for the purpose of agreeing to the provisions of Section 5.12 hereof) have duly executed this Agreement as of the date first written above.

NETWORK INTERNATIONAL, INC.

By:	/s/ J. Boyd Heath
Name:	J. Boyd Heath
Title:	Chief Executive Officer

LIQUIDITY SERVICES, INC.

By:	/s/ Cayce Roy
Name:	Cayce Roy
Title:	Executive Vice President

LEON KENNEDY
ACQUISITION CORP.

By:	/s/ Cayce Roy
Name:	Cayce Roy
Title:	Chief Executive Officer

ETON VENTURE SERVICES, LTD. CO.

By:	/s/ James D. Robinett
Name:	James D. Robinett
Title:	Managing Director

The following individuals are executing and becoming party to this Agreement for the sole and exclusive purpose of agreeing to the provisions set forth in Section 5.12 regarding Non-Competition and Non-Solicitation.  For the avoidance of doubt, such individuals are not directly legally bound or otherwise directly subject to any of the other provisions of this Agreement other than such Section 5.12.

/s/ J. Boyd Heath
J. Boyd Heath III

/s/ Gardner Dudley
Gardner Dudley

/s/ James D. Calaway
James D. Calaway

/s/ Chris O’Sullivan
Chris O’Sullivan

/s/ Risher Randall, Jr.
Risher Randall, Jr.